Exhibit 10.7

EXECUTION VERSION

MASTER RECEIVABLES PURCHASE AGREEMENT
among
SMITHFIELD RECEIVABLES FUNDING LLC,
as Seller,
SMITHFIELD FOODS, INC.,
as Servicer,
THE BUYERS FROM TIME TO TIME PARTY HERETO,
and
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Dated as of December 22, 2022

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TABLE OF CONTENTS
(continued)

	(j)	Successor Administrative Agent	20

12.	Erroneous Payments		20

13.	General Provisions		22
	(a)	Final Agreement	22
	(b)	Severability	22
	(c)	Execution; Counterparts	22
	(d)	Termination	22
	(e)	Calculation of Interest	22
	(f)	Waiver of Jury Trial	22
	(g)	Consent to Jurisdiction	22
	(h)	Captions and Cross References	22
	(i)	No Party Deemed Drafter	23
	(j)	PATRIOT Act	23
	(k)	Term SOFR Notification	23
	(l)	Register	23
	(m)	Ratable Payments	24
	(n)	Bankruptcy Petition	24
	(o)	Intercreditor Agreement	24

Schedule I	–	Form of Portfolio Report
Schedule II	–	Approved Account Debtors
Schedule III	–	Portfolio Report Signatories
Exhibit A	–	Certain Defined Terms
Exhibit B	–	Conditions Precedent for Effectiveness
Exhibit C	–	Representations and Warranties
Exhibit D	–	Covenants
Exhibit E	–	Eligibility Criteria
Exhibit F	–	Servicer Termination Events
Exhibit G	–	Accounts
-ii-

MASTER RECEIVABLES PURCHASE AGREEMENT
This MASTER RECEIVABLES PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 22, 2022, by and among SMITHFIELD RECEIVABLES FUNDING LLC, a Delaware limited liability company (the “Seller”), SMITHFIELD FOODS, INC., a Virginia corporation, as servicer (in such capacity, the “Servicer”), each buyer from time to time party hereto (each, in such capacity, a “Buyer” and collectively, the “Buyers”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as administrative agent (in such capacity, the “Administrative Agent”).
RECITALS
WHEREAS, the Seller desires to sell certain of its Eligible Receivables and the corresponding Related Security from time to time, and the Buyers may be willing to purchase from the Seller such Eligible Receivables and Related Security, in which case the terms set forth herein shall apply to such purchase. Each capitalized term used but not defined herein shall have the meaning set forth in, or by reference in, Exhibit A hereto, and the interpretive provisions set out in Exhibit A hereto shall be applied in the interpretation of this Agreement.
Accordingly, the parties hereto agree as follows:
1.     Sale and Purchase.
(a)     Sales of Receivables.
(i)     Sale of Receivables on the Initial Funding Date. Subject to the terms and conditions hereof, on the Initial Funding Date, the Seller shall sell to the Buyers, and the Buyers shall, subject to the satisfaction of the conditions set forth in clause (e) below, purchase from the Seller, their respective Pro Rata Shares of all of the Seller’s right, title and interest (but none of the Seller’s underlying obligations to the applicable Account Debtor) in and to the Eligible Receivables and Related Security specified on the Initial Funding Date Portfolio Report (the “Initial Proposed Receivables”) in the order of priority set forth in clause (iv) below until the sale of the next such Eligible Receivable would cause the occurrence of any of the events specified in Section 1(a)(ii)(x), (y) or (z). The Purchase Price for each Eligible Receivable and Related Security acquired on the Initial Funding Date shall be the Net Invoice Amount of such Eligible Receivable (the aggregate of the Purchase Prices for such Eligible Receivables and Related Security acquired on the Initial Funding Date, the “Initial Purchase Amount”). The Initial Purchase Amount minus the aggregate Initial Discounts applicable to the Eligible Receivables acquired on the Initial Funding Date (the “Initial Funding Amount”) shall be paid as provided in Section 1(g) below.
(ii)     Sales of Receivables on Additional Purchase Dates. On each Additional Purchase Date, at 5:00 p.m. New York time, the Seller shall sell to the Buyers, and the Buyers shall, subject to the satisfaction of the conditions set forth in clause (f) below, purchase from the Seller, their respective Pro Rata Shares of each Eligible Receivable and Related Security available and owned by the Seller at such time (the “Additional Proposed Receivables” and together with the Initial Proposed Receivables, the “Proposed Receivables”) in the order of priority set forth in clause (iv) below until the sale of the next such Eligible Receivable would cause:
(x) the aggregate Purchase Prices of all Eligible Receivables and Related Security acquired on such Additional Purchase Date pursuant to this clause (ii) to exceed an amount equal to the Amount on Deposit in the Collection Accounts plus any amount deposited by the Buyers into the Seller’s Account on such Additional Purchase Date in accordance with Section 1(b);
(y) the Outstanding Purchase Amount to exceed the Maximum Outstanding Purchase Amount; or

(z) the Outstanding Purchase Amount with respect to any Buyer to exceed such Buyer’s Facility Share.
The Purchase Price for each Eligible Receivable and Related Security acquired on an Additional Purchase Date pursuant to this clause (ii) shall be paid (A) first, from any amount deposited by the Buyers into Seller’s Account on such Additional Purchase Date in accordance with Section 1(b) and (B) second, from available Amounts on Deposit in the Collection Accounts as provided in Section 4(c)(i)(1) (it being understood that such Eligible Receivables and Related Security purchased using Amounts on Deposit in the Collection Accounts shall be sold on such Additional Purchase Date irrespective of whether the Seller distributes the Purchase Prices therefor from the Collection Accounts on such date).
(iii)     Sales of Receivables on Additional Purchase Dates in Exchange for Amounts Owing by Seller. In addition to the foregoing, but only after giving effect to clause (ii) above, at 5:00 p.m. New York time on each Additional Purchase Date, if the Seller owes any amount to the Buyers pursuant to Section 5 (including with respect to any Defaulted Receivable), the Seller shall sell to the Buyers, and the Buyers shall, subject to the satisfaction of the conditions set forth in clause (e) below, purchase from the Seller, their respective Pro Rata Shares of each Eligible Receivable and Related Security available and owned by the Seller at such time in the order of priority set forth in clause (iv) below until the sale of the next such Eligible Receivable from the Seller would cause:
(x) the aggregate Purchase Prices of all such Eligible Receivables and Related Security acquired on such Additional Purchase Date pursuant to this clause (iii) to exceed the amount owing by the Seller on such date under Section 5;
(y) the Outstanding Purchase Amount to exceed the Maximum Outstanding Purchase Amount; or
(z) the Outstanding Purchase Amount with respect to any Buyer to exceed such Buyer’s Facility Share.
The Purchase Price for each Eligible Receivable and Related Security acquired on each Additional Purchase Date pursuant to this clause (iii) shall be deemed paid by way of a set-off against, and in satisfaction of, the corresponding amount owing by the Seller pursuant to Section 5 on such Additional Purchase Date.
(iv)     Order of Priority of Sales of Eligible Receivables. The Eligible Receivables to be sold on each Additional Purchase Date pursuant to clauses (i), (ii) and (iii) above, respectively, shall be sold by the Seller in the following order of priority:
(A) Eligible Receivables shall be sold, assigned and purchased in the priority set forth in Schedule II with respect to the Approved Account Debtors with respect to such Eligible Receivables; provided, that, in each case, the Outstanding Purchase Amount with respect to the Purchased Receivables payable by any Approved Account Debtor shall not exceed such Approved Account Debtor’s Purchase Sublimit;
(B) in the case of Eligible Receivables that are owed by the same Approved Account Debtor, such Eligible Receivables shall be sold, assigned and purchased in the order of the date on which they were originated (i.e., on first-in, first-out basis);
(C) in the case of Eligible Receivables that are owed by the same Approved Account Debtor and that are originated on the same day, such Eligible Receivables shall be sold, assigned and purchased in descending order of the Net Invoice Amount thereof, with the Eligible Receivable with the highest Net Invoice Amount being sold first and the Eligible Receivable with the lowest Net Invoice Amount being sold last;

(D) in the case of Eligible Receivables that are owed by the same Account Debtor, that are originated on the same day and that have the same Net Invoice Amount, such Eligible Receivables shall be sold, assigned and purchased in ascending order of invoice number, with the lower invoice number being sold first and the highest invoice number being sold last;
provided, that for purposes of determining the priority of Eligible Receivables to be sold in accordance with this clause (iv), any Eligible Receivable not permitted to be purchased as the result of applicable Purchase Sublimits as provided in the proviso of each of clause (A) above shall be disregarded, and the determination of priority shall continue on to the next Eligible Receivable (if any) permitted to be purchased under such clause (A).
(b)     Additional Funding of Purchase Price.
(i)     If the Buyer Amount Balance as of any Settlement Date occurring during the Acquisition Period (after giving effect to any distributions pursuant to Section 4(c) on such Settlement Date) is less than the Maximum Outstanding Purchase Amount as of such Settlement Date (after giving effect to any reductions thereof on such Settlement Date) and the Amounts on Deposit in the Collection Accounts as of such Settlement Date (excluding any Additional Funding Amount requested with respect to such Settlement Date) would be insufficient to allow the Buyers to purchase all of the Eligible Receivables and Related Security that would otherwise be subject to purchase in accordance with Sections 1(a)(ii) and (iii) on such Settlement Date but for such insufficiency, then, so long as the Acquisition Period has not been terminated, the Seller may, by written notice to the Administrative Agent and each Buyer (each a “Funding Notice”) delivered no later than the second Business Day prior to such Settlement Date (each such Settlement Date as to which such a request is received being referred to herein as an “Additional Funding Date”), request that the Buyers fund an aggregate amount of additional Purchase Price (an “Additional Funding Amount”) not to exceed the lesser of (x) such insufficiency or (y) the maximum amount which, when added to the then-outstanding Buyer Amount Balance, would not exceed the then-applicable Maximum Outstanding Purchase Amount.
(ii)     Following timely receipt of a Funding Notice in accordance with clause (i) above, and so long as the Acquisition Period has not been terminated as of such Additional Funding Date, each Buyer shall deposit its Pro Rata Share of the applicable Additional Funding Amount into the Seller’s Account in accordance with Section 1(g) below to be applied to the purchase of Eligible Receivables and Related Security as provided in Section 1(a)(ii); provided, that (i) if the Additional Funding Amount deposited in the Seller’s Account exceeds the aggregate Purchase Prices of Eligible Receivables and Related Security to be purchased on such Additional Funding Date pursuant to Section 1(a)(ii), the Seller shall deposit such excess into a Collection Account no later than the next succeeding Business Day and (ii) if the Maximum Outstanding Purchase Amount hereunder is reduced after the delivery of a Funding Notice but on or prior to the funding of the Additional Funding Amount on the Additional Funding Date for such Funding Notice, and the Buyer Amount Balance would, after giving effect to the funding of the applicable Additional Funding Amount, exceed the Maximum Outstanding Purchase Amount as so reduced, the Additional Funding Amount shall be adjusted to eliminate any such excess. If on any Settlement Date any Buyer fails to deposit its Pro Rata Share of the applicable Additional Funding Amount into the Seller’s Account in accordance with Section 1(g) below, the Seller shall immediately return all funds received from the other Buyers on such Settlement Date and the applicable Funding Notice shall be deemed cancelled.
(c)     Purchase Price Adjustments.
(i)     Purchase Price Adjustment. In order to provide the Buyers with an acceptable yield on their investment for having paid the Seller the Purchase Price of Purchased Receivables and Related Security, the Buyer Amount Balance shall be adjusted in advance of each Settlement Period (the “Purchase Price Adjustment”) by the addition of a discount payable by the Seller on each Settlement Date for the

Settlement Period beginning on such Settlement Date. The Purchase Price Adjustment will be applied to the funds remitted between the Seller and the Buyers on each Settlement Date. The Purchase Price Adjustment shall be calculated in accordance with the following formula (subject to any adjustment on account of any Breakage Amounts in accordance with Section 4(c)(ii)):
Purchase Price Adjustment = BAB*(Term SOFR + M)*T/360 where:
BAB = the Buyer Amount Balance as of such Settlement Date;
Term SOFR = Adjusted Term SOFR for such Settlement Period;
M = Applicable Margin; and
T = the number of days in the applicable Settlement Period for which the Purchase Price Adjustment is calculated.
(ii)     Payment of Purchase Price Adjustment. The Purchase Price Adjustment (as adjusted on account of any Breakage Amount in accordance with Section 4(c)(ii)) in respect of each applicable Settlement Period shall be payable by the Seller in advance to the Buyers on each Settlement Date. For the avoidance of doubt, the Seller’s obligation to pay the Purchase Price Adjustment is a separate obligation of the Seller, apart from any other payment obligations the Seller may have under this Agreement.
(d)     UNCOMMITTED ARRANGEMENT. THE SELLER ACKNOWLEDGES THAT THIS IS AN UNCOMMITTED ARRANGEMENT, THAT THE SELLER HAS NOT PAID, NOR IS REQUIRED TO PAY, A COMMITMENT FEE OR COMPARABLE FEE TO THE BUYERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE SELLER EXPRESSLY AGREES THAT THE BUYERS WILL NOT BE OBLIGATED TO PURCHASE ANY RECEIVABLE FROM THE SELLER, AND ANY BUYER MAY REFUSE, FOR ANY REASON OR FOR NO REASON, TO PURCHASE ANY RECEIVABLE OFFERED FOR PURCHASE BY THE SELLER REGARDLESS OF WHETHER THE VARIOUS CONDITIONS TO PURCHASE SET FORTH IN THIS AGREEMENT HAVE BEEN SATISFIED.
(e)     Conditions to Effectiveness. This Agreement shall become effective, concurrent with the effectiveness of the Securitization Documents, at such time as each of the conditions precedent set forth on Exhibit B to this Agreement has been satisfied to the satisfaction of the Administrative Agent.
(f)     Conditions Precedent to Each Purchase. The Buyers shall not purchase the Proposed Receivables and Related Security on any Purchase Date unless:
(i)     solely with respect to the Initial Funding Date, the Administrative Agent shall have received a Portfolio Report for the Proposed Receivables to be purchased on the Initial Funding Date prepared as of a date not more than two (2) Business Days prior to the Initial Funding Date and certified in writing by a Portfolio Report Signatory;
(ii)     each of the representations and warranties made by the Seller, the Servicer and the Performance Guarantor in this Agreement and each of the other Transaction Documents is true and correct in all material respects as of such Purchase Date or, in the case of any representation or warranty that speaks as to a particular date or period, as of that particular date or period;
(iii) each Proposed Receivable is an Eligible Receivable; and

(iv)     no Servicer Termination Event shall have occurred and no Servicer Termination Event shall exist immediately following the Buyers’ purchase of such Proposed Receivables and Related Security.
(g)     Payment of Funding Amounts.
(i)     On the Initial Funding Date, subject to the terms and conditions of this Agreement, each Buyer shall pay to the Seller an amount equal to its Pro Rata Share of the Initial Funding Amount by wire transfer of immediately available funds to the Seller’s Account.
(ii)     On each Additional Funding Date, each Buyer shall pay to the Seller an amount equal to its Pro Rata Share of the Additional Funding Amount for such Additional Funding Date (as such Additional Funding Amount may be adjusted in accordance with Section 1(b)) by wire transfer of immediately available funds to the Seller’s Account no later than 3:00 p.m. New York time on the applicable Settlement Date.
(h)     True Sale; No Recourse. Except as otherwise provided in this Agreement, each purchase of the Purchased Receivables and Related Security is made without recourse to the Seller and the Seller shall have no liability to the Buyers for the failure of any Account Debtor to pay any Purchased Receivable when it is due and payable under the terms applicable thereto. The Buyers and the Seller have structured the transactions contemplated by this Agreement as an absolute and irrevocable sale, and the Buyers and the Seller agree to treat each such transaction as a “true sale” for all purposes under Applicable Law and accounting principles, including, without limitation, in their respective books, records, computer files, tax returns (federal, state and local), regulatory and governmental filings (and shall reflect such sale in their respective financial statements). The Seller will advise all Persons inquiring about the ownership of any Purchased Receivable and Related Security that all Purchased Receivables and Related Security have been sold to the Buyers. In the event that, contrary to the mutual intent of the parties hereto, any purchase of Purchased Receivables and Related Security is not characterized as a sale, the Seller shall, effective as of the date hereof, be deemed to have granted to the Buyers (and the Seller hereby does grant to the Buyers), in addition to and not in substitution for the rights and remedies described in Section 4(g) hereof, a first priority security interest in and to any and all present and future Purchased Receivables and Related Security and the proceeds thereof to secure all obligations of the Seller arising in connection with this Agreement and each of the other Transaction Documents, whether now or hereafter existing, due or to become due, direct or indirect, absolute or contingent. This Agreement shall be deemed to be a security agreement under Applicable Law. The Administrative Agent, as representative of the Buyers, shall file a UCC financing statement evidencing the sale of the Purchased Receivables and Related Security as well as the foregoing grant of security. With respect to such grant of a security interest, the Administrative Agent may (and, upon direction of the Required Buyers, the Administrative Agent shall) at its option exercise from time to time any and all rights and remedies available to it, for the benefit of the Buyers, hereunder, under the UCC or otherwise. The Seller agrees that ten (10) days shall be reasonable prior notice to the Seller of the date of any public or private sale or other disposition of all or any of the Purchased Receivables and Related Security.
(i)     Several Obligations. The obligations of the Buyers hereunder are several and not joint, and no Buyer shall be responsible for the obligations of any other Buyer hereunder. Nothing contained herein or in any other Transaction Document, and no action taken by the Buyers pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity.
(j)     Benchmark Replacement Setting.
(i)     Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. New York time on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Buyers without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Buyers comprising the Required Buyers.
(ii)     Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent may, in consultation with the Seller, make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.
(iii)     Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Seller and the Buyers of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Seller of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Buyer (or group of Buyers) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document except, in each case, as expressly required pursuant to this Section.
(iv)     Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definitions of “Settlement Period” or “Initial Discount Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definitions of “Settlement Period” or “Initial Discount Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)     Benchmark Unavailability Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the Overdue Payment Rate and all Initial Discounts and Purchase Price Adjustments shall be calculated by reference to the Prime Rate.
(vi)     Certain Defined Terms. As used in this Section 1(j):
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Initial Discount Period or Settlement Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definitions of “Settlement Period” or “Initial Discount Period” pursuant to clause (iv) of this Section.
“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Seller, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated non-recourse or partial recourse receivables purchase facilities at such time and (B) the related Benchmark Replacement Adjustment; provided that if the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated non-recourse or partial recourse receivables purchase facilities at such time.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:
(1)     in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)     in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:
(1)     a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)     a public statement or publication of information by an Relevant Governmental Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Relevant Governmental Body having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 1(j) titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 1(j) titled “Benchmark Replacement Setting.”.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or, if no floor is specified, zero.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
2.     Representations and Warranties. The Seller and the Servicer represent and warrant to the Administrative Agent and the Buyers on the date hereof and on each Purchase Date that (i) the representations and warranties set forth on Exhibit C hereto are true and correct in all material respects as of such Purchase Date or, in the case of any representation or warranty that speaks as to a particular date or period, as of that particular date or period and (ii) each Proposed Receivable is an Eligible Receivable.
The Seller and the Servicer also represent and warrant to the Administrative Agent and the Buyers that as of the delivery of each Portfolio Report each Purchased Receivable is specified in such Portfolio Report and all other information set forth therein is true and correct in all respects.
3.     Covenants. The Seller and the Servicer agree to perform each of the covenants set forth on Exhibit D hereto.
4.     Servicing Activities.
(a)     Appointment of Servicer. Each Buyer appoints Smithfield as its servicer and agent (the “Servicer”) for the administration and servicing of its Purchased Receivables sold by the Seller to such Buyer hereunder, and Smithfield hereby accepts such appointment and agrees to assume the duties and the administration and servicing obligations as the Servicer, and perform all necessary and appropriate commercial servicing and collection activities in arranging the timely payment of amounts due and owing by any Account Debtor (including the identification of the proceeds of the Purchased Receivables and Related Security and related record-keeping that shall be made available to the Administrative Agent and/or any Buyer upon its reasonable request) all in accordance with Applicable Laws, with reasonable care and diligence, including, without limitation, diligently and faithfully performing all servicing and collection actions (including, if necessary, acting as party of record in foreign jurisdictions); provided, however, that such appointment as Servicer shall not release Seller from any of its duties, responsibilities, liabilities and obligations resulting from or arising hereunder. In connection with its servicing obligations, the Servicer will perform its duties under the Contract related to the Purchased Receivables with the same care and applying the same policies as it applies to its own Receivables generally and would exercise and apply if it owned the Purchased Receivables and shall act to maximize Collections thereon.
(b)     Collection Accounts; Deposit Account Control Agreements. The Seller and Servicer covenant and agree (i) to direct each Account Debtor to pay all amounts owing under such Purchased Receivables only to a Collection Account, (ii) not to change such payment instructions while any Purchased Receivable remains outstanding, (iii) to take any and all other reasonable actions, including actions requested by the Administrative Agent, to ensure that all amounts owing under the Purchased Receivables will be deposited exclusively to such Collection Account and (iv) to hold in trust as the Buyers’ exclusive property and safeguard for the benefit of the Buyers all Collections and other amounts remitted or paid to the Seller or Servicer (or any of their respective Affiliates) in respect of Purchased Receivables (including all Collections to the extent that such amounts are not used to pay the Purchase Price on an Additional Purchase Date in accordance with Section 1(b)) for prompt deposit into a Collection Account. The Seller shall be permitted to close the Collection Account appearing below its name that is marked with an asterisk on Exhibit G and any Lock-Box related thereto, so long as the Seller, has given the Buyers and the Administrative Agent not less than ten (10) days’ prior written notice thereof, certifying that (x) it has instructed all relevant Account Debtors to make payments relating to Purchased Receivables originated by it to another existing Collection Account, and (y) payments relating to Purchased Receivables originated by it are no longer being deposited in such Collection Account. Subject to the terms of the Intercreditor Agreement, the Seller hereby grants to the Administrative Agent, for the benefit of the Buyers, a security interest in each Collection Account as additional collateral to secure the payment and performance of the Seller’s obligations to the Buyers hereunder and under each of the other Transaction Documents or as may be determined in connection therewith by Applicable Law. Each Collection Account shall at all times be subject to a Deposit Account Control Agreement. Prior to the occurrence of any Servicer Termination Event, the Seller (or the Servicer on its behalf) shall be permitted to make withdrawals and distributions from each Collection Account. After the occurrence of any Servicer Termination Event, the Administrative Agent will be authorized to (and, upon direction of the Required Buyers, the Administrative Agent shall) instruct the Securitization Agent to give notice of exclusive control under each Deposit Account Control Agreement and, upon giving such notice (each, an “Activation Notice”), the Securitization Agent will have exclusive authority to make withdrawals and distributions from each Collection Account in accordance with, and subject to, the terms of this Agreement, until the Final Collection Date.
(c)     Distribution of the Amount on Deposit in Collection Accounts. The parties hereto acknowledge that although maintained in the Seller’s name, the Collection Accounts are segregated accounts maintained by the Seller for the benefit of the Buyers and, to the extent that the Intercreditor Agreement remains in full force and effect, the Securitization Agent (with respect to the Securitized Receivable Collections) and that the Seller has no right or interest (other than bare legal title) in any amounts on deposit in the Collection Accounts (other than those amounts identified in clauses (i) and (ii) of the proviso to the definition of Amount on Deposit in the Collection Accounts). In furtherance of the foregoing, the Seller and Servicer agrees that it shall hold all Amounts on Deposit in the Collection Accounts in the Collection Accounts in trust for the Buyers and shall not transact any business in or with respect to the Amount on Deposit in the Collection Accounts in the Collection Accounts other than as expressly provided herein. In order to facilitate the payment of Purchase Prices and the reduction of the Buyer Amount Balance, the Buyers hereby and pursuant to the terms of the applicable Deposit Account Control Agreement authorize the Seller and Servicer acting on the Seller’s behalf (until the delivery of an Activation Notice) to effect distributions from the Collection Accounts strictly in accordance with Sections 4(c) and 5(d).
(i)     During the Acquisition Period. Subject to Section 5(d), prior to the end of the Acquisition Period, on each Business Day, the Seller shall make the following payments and allocations in the following order:
(1)     on each Business Day, the Seller may distribute (or cause to be distributed) available Amounts on Deposit in the Collection Accounts to the Seller to pay unpaid Purchase Prices owing to the Seller pursuant to Section 1(a)(ii);
(2)     on each Settlement Date, to the extent the Buyer Amount Balance exceeds the Maximum Outstanding Purchase Amount as of such date (after giving effect to any distributions made or required to be made on such date pursuant to clause (1) above), the Seller shall distribute ratably to the Buyers according to their respective Pro Rata Shares any remaining Amounts on Deposit in the Collection Accounts until the amount of such excess is reduced to zero; and
(3) on each Settlement Date, upon at least two (2) Business Days’ prior notice to the Administrative Agent and each Buyer, the Seller may distribute ratably to the Buyers according to their respective Pro Rata Shares available Amounts on Deposit in the Collection Accounts (after giving effect to any other distributions made or required to be made on such day pursuant to this clause (i)) in reduction of the Buyer Amount Balance.
(ii)     Upon Termination of the Acquisition Period. On each Settlement Date and on each Business Day that is not otherwise a Settlement Date (each such Business Day, a “Daily Amortization Date”), in each case, occurring on or after the termination of the Acquisition Period (including any early termination thereof), all Amounts on Deposit in the Collection Accounts as of such Daily Amortization Date shall be distributed ratably to the Buyers according to their respective Pro Rata Shares until the Buyer Amount Balance has been reduced to zero and the Seller has paid or distributed to the Buyers all accrued and unpaid

Purchase Price Adjustments and all amounts owing to the Buyers pursuant to Section 5(d)(ii). Notwithstanding any other provision of this Agreement to the contrary, Breakage Amounts shall be calculated with respect to all payments in reduction of the Buyer Amount Balance made on Daily Amortization Dates occurring during each Settlement Period, and the amount of Purchase Price Adjustment payable by the Seller on the next Settlement Date following such Settlement Period shall (x) in the case of each Breakage Amount for such a Daily Amortization Date occurring during such Settlement Period that is a positive number, be increased by an amount equal to the absolute value of such Breakage Amount and (y) in the case of each Breakage Amount for such a Daily Amortization Date occurring during such Settlement Period that is a negative number, be decreased by an amount equal to the absolute value of such Breakage Amount; provided, however, that if the Buyer Amount Balance will be reduced to zero upon any distribution on a Daily Amortization Date or Settlement Date, the applicable Breakage Amounts not yet applied on a Settlement Date as provided above will be added to or subtracted from, as applicable, the amount to be distributed to the Buyers in reduction of the Buyer Amount Balance.
(iii)     Payments Not Representing Collections. If any amount is deposited into or held in the Collection Accounts which the Seller or Servicer, in good faith and with full accounting thereof, has identified as an amount specified in clause (y) of the definition of Amount on Deposit in the Collection Accounts, the Seller may, so long as no Servicer Termination Event shall have occurred and be continuing, distribute such amount to the Seller; provided, that any such amount not distributed due to the continuance of a Servicer Termination Event shall be distributed from any remaining balance in the Collection Accounts after the Buyer Amount Balance has been reduced to zero and all other amounts due and owing to the Administrative Agent and the Buyers hereunder have been paid in full.
(iv)     No Other Distributions. Subject to the terms of the Intercreditor Agreement, except as provided in this Section 4(c) or Section 5(d), neither the Seller nor the Servicer shall have any right to effect any distributions from the Collection Accounts, and the Seller and the Servicer shall refrain from making any such unauthorized distributions. Notwithstanding anything to the contrary set forth herein, nothing in this Agreement shall restrict or prohibit the Seller (or the Servicer on its behalf) from (x) making withdrawals and distributions from each Collection Account with respect to those amounts identified in clauses (i) and (ii) of the proviso to the definition of Amount on Deposit in the Collection Accounts (until the delivery of an Activation Notice) or (y) transferring any amounts from one Collection Account to another Collection Account.
(d)     Identifying Collections. Pursuant to its servicing obligations under Section 4(a) hereof, the Servicer shall be responsible for identifying, matching and reconciling any payments received from Account Debtors with the Receivable associated with such payment. Any payment by an Account Debtor in respect of any indebtedness owed by it to an Originator shall, except as otherwise specified by such Account Debtor (including by reference to a particular invoice), or required by the related contracts or law, be applied in the following order of priority: first, as a Collection of any Receivables of such Account Debtor then outstanding in the order of the age of such Receivables and second, to other indebtedness of such Account Debtor to such Originator (if any), or in any event in accordance with the terms of the Intercreditor Agreement.
(e)     No Changes to Receivables. Neither the Seller nor the Servicer shall compromise or settle any Purchased Receivable or extend the Due Date with respect thereto without the consent of the Administrative Agent except as otherwise expressly provided for in Section 4(a) hereof.
(f)     Servicer Indemnification. The Servicer hereby agrees to indemnify and hold harmless the Administrative Agent and each Buyer and their respective officers, directors, agents, representatives, shareholders, counsel, employees and each of their respective Affiliates, successors and assigns (each, an “Indemnified Person”) from and against any and all damages, claims, losses, costs, expenses and liabilities (including, without limitation, reasonable and documented attorneys’ fees and expenses) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from or related to (i) any failure by the Servicer to perform its duties or obligations as Servicer hereunder in accordance with this Agreement or to comply with any Applicable Law,

(ii) any breach of the Servicer’s representations, warranties or covenants under any Transaction Document or (iii) any claim brought by any Person other than an Indemnified Person arising from the Servicer’s servicing or collection activities with respect to the Purchased Receivables; provided, however, that in all events there shall be excluded from the foregoing indemnification any damages, claims, losses, costs, expenses or liabilities to the extent resulting solely from (x) the gross negligence or willful misconduct of an Indemnified Person as determined in a final non-appealable judgment by a court of competent jurisdiction or (y) the failure of an Account Debtor to pay any sum due under its Purchased Receivables by reason of the financial or credit condition of such Account Debtor (including, without limitation, the occurrence of an Insolvency Event with respect to the applicable Account Debtor). Any amount due and payable pursuant to this Section shall be paid to the Administrative Agent’s Account or the applicable Buyer’s Account, as applicable, in immediately available funds by no later than the second (2nd) Business Day following demand therefor by the Administrative Agent or any Buyer.
(g)     Replacement of Servicer. Following the occurrence of a Servicer Termination Event, the Administrative Agent, at the direction of the Required Buyers, may replace the Servicer with itself or any agent for the Administrative Agent with respect to any and all Purchased Receivables. The Seller shall be responsible for all reasonable costs and expenses incurred in connection with such replacement and shall promptly reimburse the Administrative Agent with respect to same.
(h)     The Administrative Agent as Attorney-in-Fact. Each of the Seller and the Servicer hereby appoints the Administrative Agent as the true and lawful attorney-in-fact of such Person, with full power of substitution, coupled with an interest, and hereby authorize and empower the Administrative Agent in the name and on behalf of such Person at any time following removal of Smithfield as Servicer pursuant to Section 4(g), to take such actions, and execute and deliver such documents, as the Administrative Agent deems necessary or advisable in connection with any applicable Purchased Receivable and Related Security (i) to perfect the purchase and sale of such Purchased Receivable and Related Security, including, without limitation, to send a notice of such purchase and sale to the Account Debtor of the transfers contemplated hereby and the sale of such Purchased Receivable and Related Security or (ii) to make collection of and otherwise realize the benefits of such Purchased Receivable and Related Security. At any time that Smithfield is no longer serving as Servicer hereunder, the Administrative Agent shall have the right to bring suit, in the Administrative Agent’s or the Seller’s name, and generally have all other rights of an owner and holder respecting each applicable Purchased Receivable and Related Security, including without limitation the right to accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on such Purchased Receivables and issue credits in its own name or the name of the Seller. At any time following removal of Smithfield as Servicer, the Administrative Agent may (and, upon direction of the Required Buyers, the Administrative Agent shall) endorse or sign the Administrative Agent’s or the Seller’s name on any checks or other instruments with respect to any applicable Purchased Receivables and Related Security or the goods covered thereby. The Administrative Agent shall not be liable for any actions taken by it in accordance with this Section unless such actions constitute the gross negligence or willful misconduct of the Administrative Agent as determined by a court of competent jurisdiction in a final and non-appealable judgment. This power of attorney, being coupled with an interest, is irrevocable and shall not expire until the Final Collection Date.
(i)     Netting of Payments. The parties hereto agree that on each Settlement Date, for administrative convenience, the parties shall net the obligations of each Buyer to the Seller with respect to the payment of the applicable Purchase Price against the obligations of the Seller to such Buyer and transfer the net amount via a single wire payment. To the extent that the obligations of the Seller to a Buyer described in the foregoing sentence exceed the obligations of such Buyer to the Seller described in the foregoing sentence, the Seller shall transfer the net amount to such Buyer in accordance with Section 4(c); to the extent that the obligations of the Buyer to a Seller described in the foregoing sentence exceed the obligations of the Seller to such Buyer in the foregoing sentence, such Buyer shall transfer the net amount to the Seller in accordance with Section 1(b). Such amounts shall be determined by the Administrative Agent and all such determinations shall be conclusive absent manifest error.

5.     Deemed Collections; Repurchase Events; Indemnities and Set-Off.
(a)     Deemed Collections. If, on any day, the outstanding balance of a Purchased Receivable is reduced (but not cancelled) as a result of any Dilution, the Seller shall be deemed to have received on such day a Collection of such Purchased Receivable in the amount of such reduction. If on any day a Purchased Receivable is cancelled (or reduced to zero) as a result of any Dilution, the Seller shall be deemed to have received on such day a Collection of such Purchased Receivable in the amount of the Outstanding Purchase Amount of such Purchased Receivable (as determined immediately prior to such Dilution). Any amount deemed to have been received under this Section 5(a) shall constitute a “Deemed Collection.” In the event of any such Deemed Collection, the Seller shall deposit an amount equal to such Deemed Collection into a Collection Account by no later than the first Settlement Date after the Seller or Servicer obtains knowledge or notice thereof.
(b)     Repurchase Event. If any of the following events (each, a “Repurchase Event”) occurs with respect to a Purchased Receivable:
(i)     such Purchased Receivable was not an Eligible Receivable at the time of purchase;
(ii)     the Seller or Servicer fails to perform or observe any other term, covenant or agreement with respect to such Purchased Receivable set forth in any Transaction Document or any related Contract and such failure shall or could reasonably be expected to have an adverse effect on the timely payment, validity or enforceability of such Purchased Receivable;
(iii)     the Seller or the Servicer instructs the related Account Debtor to pay any amount with respect to such Purchased Receivable to an account other than a Collection Account; or
(iv)     a Dispute has arisen with respect to any Purchased Receivable, then the Seller shall deliver notice thereof to the Administrative Agent no later than the next occurring Reporting Date and, on the Settlement Date related to such Reporting Date, repurchase such Purchased Receivable and Related Security. The repurchase price for a Purchased Receivable shall be the amount equal to the Outstanding Purchase Amount relating to such Purchased Receivable and Related Security at such time and shall be paid to a Collection Account in immediately available funds. Upon the payment in full of the repurchase price with respect to a Purchased Receivable and Related Security, such Purchased Receivable and Related Security shall hereby be, and be deemed to be, repurchased by the Seller from the Buyers without recourse to or warranty by the Buyers (other than that no Buyer has pledged or assigned such Purchased Receivable and Related Security).
(c)     Credit Default Certification. If any applicable Account Debtor has not paid in cash all or any portion of any Purchased Receivable by the ninetieth (90th) day after the Due Date thereof, then the Seller shall on or prior to such day (or, if such day, is not a Business Day, the next succeeding Business Day), either (x) fund the Collection Accounts with the amount of the unpaid Purchased Receivable (or apply the corresponding amount as set-off against the Purchase Price for additional Purchased Receivables in lieu of such funding of the Collection Accounts pursuant to (and to the extent permitted by) Section 1(a)(iii)) or (y) certify to the Administrative Agent and each Buyer in writing that the unpaid portion of the Purchased Receivable is payable and that the missed payment is a result of a credit default by such Account Debtor and not as a result of an event that would require the Seller to repurchase the Receivable pursuant to Section 5(b) or otherwise repay the Buyers in accordance with their respective Pro Rata Shares pursuant to Section 5(a) (a “Credit Default Certification”); provided that no such certification may be delivered if such Account Debtor has objected to the payment of the applicable Receivable based on any assertion (whether valid or not) that such Receivable is subject to a Dispute or which, if true, would require that the Seller repurchase such Receivable pursuant to Section 5(b). The failure to duly deliver a Credit Default Certification shall be deemed an irrevocable admission by the Seller that the cause of the missed payment is not the result of a credit default by the applicable Account Debtor. If the Seller anticipates that it will be required to repurchase any Purchased Receivables as provided in Section 5(b) above, the Seller may effect such repurchase prior to the date required above by depositing the applicable amount into the Collection Accounts (or applying the corresponding amount as set-off against the Purchase Price for additional Purchased Receivables in lieu of such deposit pursuant to (and to the extent permitted by) Section 1(a)(iii)). Notwithstanding the foregoing, the Seller may deliver a Credit Default Certification even if the applicable Account Debtor has objected to the payment of unpaid Purchased Receivables if the Seller believes in good faith that the missed payment is the result of a credit default by the applicable Account Debtor and not the result of an event that would give rise to an obligation of the Seller under Section 5(a) or (b) so long as the Seller funds the full amount of such missed payment into the Collection Accounts and references such missed payment and the amount thereof in its Credit Default Certification. If it is subsequently finally determined that (x) such Purchased Receivables or any portion thereof were not subject to a repurchase obligation pursuant to Section 5(b) and (y) the failure of such Purchased Receivables or relevant portion thereof to be paid was the result of a credit default by the applicable Account Debtor (either by a written acknowledgement from the applicable Account Debtor to such effect, a final judgment by a court of competent jurisdiction that such amount is payable by such Account Debtor or the allowance of a claim in respect thereof in an Insolvency Event of the applicable Account Debtor), then each Buyer shall reimburse the Seller the excess, if any, of (A) the amount that such Buyer received as a result of the Seller having funded the Collection Accounts as provided above with respect to the applicable portion over (B) the amount such Buyer would have received had the Seller not been required to so fund the Collection Accounts with respect to the applicable portion. Such reimbursement shall be made as promptly as practicable following the date such amount can be reasonably finally determined.
(d)     Defaulted Receivables. If (x) the Seller provides a Credit Default Certification with respect to an Account Debtor as to which there are any outstanding Purchased Receivables as permitted pursuant to Section 5(c) or (y) any Account Debtor becomes subject to an Insolvency Event, all outstanding Purchased Receivables with respect to such Account Debtor (each such Account Debtor, a “Defaulted Account Debtor”) shall be considered “Defaulted Receivables”. Upon the occurrence of an event described in clause (x) or (y) (such occurrence, a “Defaulted Receivables Event”) (it being agreed that any Credit Default Certification shall be deemed to be effective upon the delivery of such Credit Default Certification):
(i)     the Maximum Outstanding Purchase Amount shall be reduced by an amount equal to the Purchase Sublimit of the Defaulted Account Debtor(s),
(ii)     all Collections on or with respect to the Defaulted Receivables shall be distributed ratably to the Buyers in accordance with their respective Pro Rata Shares promptly upon receipt and identification thereof by the Seller or Servicer, and
(iii)     the Buyer Amount Balance shall be reduced by an amount equal to the aggregate Outstanding Purchase Amount of the Defaulted Receivables.
In addition to the foregoing, the Administrative Agent may (and, upon direction of the Required Buyers, the Administrative Agent shall), with respect to the Defaulted Receivables, elect to enforce on behalf of itself and the Seller all remedies and take such actions against the Defaulted Account Debtor as the Administrative Agent deems necessary to collect the Defaulted Receivables. In connection with any such enforcement by the Administrative Agent, the Seller shall provide to the Administrative Agent any information reasonably available to the Seller as may be necessary to enable the Administrative Agent to take such actions, including providing copies of the applicable invoices and legal names and addresses of the applicable Defaulted Account Debtors. Notwithstanding anything to the contrary in this Section 5(d) or otherwise, the occurrence of a Defaulted Receivables Event shall not limit Seller’s obligations under Section 5(a) or 5(b) above.
(e)     Seller Indemnification. The Seller hereby agrees jointly and severally to indemnify each Indemnified Person and hold each Indemnified Person harmless from and against any and all Indemnified Amounts arising out of or resulting from or related to this Agreement or any other Transaction Document or the ownership, maintenance or funding, directly or indirectly, of the Purchased Receivable and Related Security (or any of them) or otherwise arising out of or resulting from the actions or inactions of the Seller or any of its Affiliates, including, without limitation, any of the following: (i) any representation or warranty made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement or any other Transaction Document that shall have been incorrect when made; (ii) the failure by the Seller to perform any of its covenants or obligations under any Transaction Document; (iii) the failure by the Seller or any Purchased Receivable, Related Security or Contract to comply with any Applicable Law; (iv) the failure to vest in the Buyers ownership of, and a first-priority perfected security interest (within the meaning of the UCC) in, each Purchased Receivable and Related Security and all Collections in respect thereof, free and clear of any Adverse Claim; (v) without duplication of the Seller’s other payment obligations hereunder with respect thereto, any Dispute, Dilution or any other claim resulting from the services performed or merchandise furnished in connection with any Purchased Receivable or the furnishing or failure to furnish such services or merchandise or relating to collection activities with respect to any Purchased Receivable; (vi) any suit or claim related to any Purchased Receivable and Related Security, any Contract or any Transaction Document; (vii) the failure of the Seller to notify any Account Debtor of the sale of the Purchased Receivables to the Buyers pursuant to this Agreement or (viii) the commingling by the Seller of Collections at any time with other funds of the Seller or any other Person; provided, however, that in all events there shall be excluded from the foregoing indemnification any Indemnified Amounts to the extent resulting solely from (x) the gross negligence or willful misconduct of an Indemnified Person as determined in a final non-appealable judgment by a court of competent jurisdiction or (y) the failure of an Account Debtor to pay any sum due under its Purchased Receivables by reason of the financial or credit condition of such Account Debtor (including, without limitation, the occurrence of an Insolvency Event with respect to the applicable Account Debtor). Any amount due and payable pursuant to this Section shall be paid to the Administrative Agent’s Account or the applicable Buyer’s Account, as applicable, in immediately available funds by no later than the second (2nd) Business Day following demand therefor by the Administrative Agent or any Buyer.
(f)     Tax Matters.
(i)     Tax Indemnification. All payments on the Purchased Receivables or otherwise made hereunder from the Account Debtors, the Servicer and the Seller will be made free and clear of any present or future taxes, levies, imposts, energy surcharges, duties, deductions, withholdings, assessments, fees or other charges whatsoever, including any interest, additions to tax or penalties applicable thereto, but excluding any taxes resulting from (1) a Buyer’s failure to comply with clause (ii) below or (2) a Buyer’s assignment of its interests under this Agreement (and for the avoidance of doubt not including taxes imposed upon each Buyer with respect to its overall net income), including whether imposed on the making of such a payment or whether arising by reason of the sale of the Purchased Receivables to each Buyer or relating to the underlying transactions between the applicable Originator and the related Account Debtors that gave rise to such Purchased Receivables (any such taxes, “Transaction Taxes”) and Other Taxes, and the sum payable to each Buyer shall be increased to the extent necessary to ensure that, after the making any withholding or payment of Transaction Taxes and Other Taxes, if any, each Buyer receives on the due date and retains (free from any liability in respect of any Transaction Taxes and Other Taxes) a net sum equal to what it would have received and so retained, had no such withholding or payment of Transaction Taxes and Other Taxes been present, imposed, required or made. The Seller and the Servicer jointly and severally will indemnify each Buyer and hold each Buyer harmless from any Transaction Taxes and Other Taxes, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Any amount due and payable pursuant to this section shall be paid to the applicable Buyer’s Account in immediately available funds by no later than the second (2nd) Business Day following demand therefor by any Buyer.
(ii)     Form Delivery. Each Buyer will deliver any properly completed and executed documentation reasonably requested by the Seller or the Servicer as will allow the Seller or the Servicer to satisfy its tax reporting or withholding obligations to the extent such Buyer is legally entitled to do so and the completion, execution and submission of such documentation would not in such Buyer’s judgment subject such Buyer to any unreimbursed cost or expense or would prejudice the legal or commercial position of such Buyer.

(iii)     Other Taxes. The Seller shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Buyer timely reimburse it for the payment of, any Other Taxes.
(g)     Set-Off. The Seller and Servicer hereby irrevocably instruct and authorize the Administrative Agent and each Buyer to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Administrative Agent or any Buyer or any branch, agency or Affiliate thereof, including the payment of the Purchase Price for any Proposed Receivables and Related Security, to, or for the account of, the Seller, the Servicer or any of their respective Affiliates against amounts owing by the Seller or Servicer hereunder or under any other Transaction Document (even if contingent or unmatured).
(h)     UCC. The rights granted to the Administrative Agent hereunder are in addition to all other rights and remedies afforded to the Administrative Agent as a secured party under the UCC.
6.     Notices. Unless otherwise provided herein, all communications by any party to any other party hereunder or any other Transaction Document shall be in a writing personally delivered or sent by a recognized overnight delivery service, or certified mail, postage prepaid, return receipt requested, or by email to such party, as the case may be, at its address set forth below:

If to the Seller:	Smithfield Receivables Funding LLC
3411 Silverside Rd, 103 Baynard Bldg
Wilmington, DE 19810
Attention: Jeffrey Porter

With a copy to:

c/o Smithfield Foods, Inc.
200 Commerce Street
Smithfield, VA 23430
Attention: Jenifer Byrd

If to the Servicer:	Smithfield Foods, Inc.
200 Commerce Street
Smithfield, VA 23430
Attention: Jenifer Byrd
and Mark Hall

If to the Administrative Agent
(other than
Funding Notices):	PNC Bank, National Association
The Tower at PNC Plaza
300 Fifth Avenue, 11th Floor
Pittsburgh, PA 15222
Attention: Brian Stanley

If to the Administrative Agent
(Funding Notices only)
also add:	PNC Bank, National Association

The Tower at PNC Plaza
300 Fifth Avenue, 11th Floor
Pittsburgh, PA 15222
Attention:	Brian Stanley

The Seller and Servicer agree that the Administrative Agent and each Buyer may presume the authenticity, genuineness, accuracy, completeness and due execution of any email bearing a facsimile or scanned signature resembling a signature of an authorized Person of the Seller or Servicer without further verification or inquiry by the Administrative Agent or any Buyer. Notwithstanding the foregoing, the Administrative Agent or any Buyer in its sole discretion may elect not to act or rely upon such a communication and shall be entitled (but not obligated) to make inquiries or require further Seller or Servicer action to authenticate any such communication.
Any Portfolio Report, and any supporting documentation in connection herewith or therewith, such as copies of invoices, may be sent by the Seller or Servicer by electronic mail attachment in portable document format (.pdf).
A party may change the address at which it is to receive notices hereunder by written notice in the foregoing manner given to the other parties hereto.
7.     Expenses. The Seller hereby agrees to reimburse the Administrative Agent and each Buyer within 15 days of demand (together with a reasonably detailed invoice therefor) for all reasonable and documented costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the reasonable fees and out-of-pocket expenses of legal counsel for the Administrative Agent and the Buyers with respect thereto and with respect to advising the Administrative Agent and the Buyers as to their respective rights and remedies under this Agreement and all Other Taxes. The Seller shall pay to the Administrative Agent and the Buyers on demand any and all costs and expenses of the Administrative Agent and the Buyers, if any, including reasonable and documented counsel fees and expenses actually incurred in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Servicer Termination Event. Notwithstanding anything to the contrary contained herein, the parties hereto agree that (A) in no event shall the Seller be obligated to pay the fees and expenses of more than one legal counsel in respect of the Buyers and the Administrative Agent (and, if necessary, one local counsel in each material jurisdiction for the Administrative Agent and the Buyers (taken as a whole) and, solely in the case of a conflict of interest, one additional counsel as necessary to the parties actually affected by such conflict (taken as a whole)), and (B) in the absence of a Servicer Termination Event, such legal counsel under the foregoing clause (A) shall be shared with the Indemnified Parties (as such term is defined under the Securitization Documents) under the Securitization Documents.
8.     Interest on Overdue Amounts. All amounts due for payment by the Seller or Servicer to the Administrative Agent or any Buyer pursuant to this Agreement shall accrue interest at the Overdue Payment Rate from the date on which payment thereof is due until the date on which payment thereof is made in accordance with the terms of this Agreement.
9.     Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF (EXCEPT IN THE CASE OF THE OTHER TRANSACTION DOCUMENTS, TO THE EXTENT OTHERWISE EXPRESSLY STATED THEREIN) AND EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE OWNERSHIP INTEREST OF THE BUYERS

IN ANY OF THE PURCHASED RECEIVABLES OR RELATED SECURITY IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
10.     No Non-Direct Damages. To the fullest extent permitted by Applicable Law, the Seller and Servicer shall not assert, and the Seller hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby; provided that the waiver provided for in this sentence shall not apply to damages resulting directly from such Indemnified Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.
11.     Administrative Agent.
(a)     Authorization and Action.
(i)     Each Buyer hereby irrevocably designates and appoints PNC Bank, National Association as Administrative Agent hereunder and under the Transaction Documents to which the Administrative Agent is a party, and each Buyer that becomes a party to this Agreement hereafter ratifies such designation and appointment and authorizes the Administrative Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth in the Transaction Documents to which it is a party, or any fiduciary relationship with any Buyer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into any Transaction Document or otherwise exist against the Administrative Agent. In addition, the Administrative Agent is hereby authorized by each Buyer to consent to any amendments or restatements to the Certificate of Incorporation of the Seller to the extent such amendments or restatements are not prohibited by clause (m)(xxviii) of Exhibit D of this Agreement.
(ii)     The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Buyers, and none of the Seller or the Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Section 11 (other than Section 11(j)), except that this Section 11 shall not affect any obligations which the Administrative Agent or any Buyer may have to any of the Seller or the Servicer under the other provisions of this Agreement.
(iii)     In performing its functions and duties hereunder, the Administrative Agent shall act solely as the agent of the Buyers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any of the Seller or the Servicer or any of their respective successors and assigns.
(b)     Delegation of Duties. The Administrative Agent may execute any of its duties under each Transaction Document to which it is a party by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
(c) Exculpatory Provisions. None of the Administrative Agent or any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Buyers for any recitals, statements, representations or warranties made by the Seller or the Servicer contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of the Seller or the Servicer to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Section 1(g), or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. The Administrative Agent shall be under no obligation to any Buyer to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller or the Servicer. The Administrative Agent shall not be deemed to have knowledge of any Servicer Termination Event unless the Administrative Agent has received notice from the Seller, the Servicer or a Buyer.
(d)     Reliance by Administrative Agent.
(i)     The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller or the Servicer), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of such of the Buyers as it deems appropriate; provided that unless and until the Administrative Agent shall have received such advice, the Administrative Agent may take or refrain from taking any action, as the Administrative Agent shall deem advisable and in the best interests of the Buyers.
(ii)     The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Buyers or all of the Buyers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Buyers.
(iii)     Any action taken by the Administrative Agent in accordance with this clause (d) shall be binding upon all of the Buyers.
(e)    Non-Reliance on Administrative Agent and Other Buyers. Each Buyer expressly acknowledges that none of the Administrative Agent or other Buyers, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates, has made any representations or warranties to it and that no act by the Administrative Agent or any other Buyer hereafter taken, including, without limitation, any review of the affairs of the Seller or the Servicer, shall be deemed to constitute any representation or warranty by the Administrative Agent or such other Buyer. Each Buyer represents and warrants to the Administrative Agent that it has made and will make, independently and without reliance upon the Administrative Agent or any other Buyer and based on such documents and information as it has deemed appropriate, its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller and the Servicer and made its own decision to enter into the Transaction Documents and all other documents related thereto.
(f)     Reimbursement and Indemnification. Each of the Buyers agree to reimburse and indemnify the Administrative Agent and its officers, directors, employees, representatives and agents ratably in accordance with their respective Pro Rata Shares, to the extent not paid or reimbursed by the Seller or the Servicer (i) for any amounts for which the Administrative Agent, acting in its capacity as Administrative Agent is entitled to reimbursement by the Seller or the Servicer hereunder and (ii) for any other expenses incurred by the Administrative Agent, in its capacity as Administrative Agent and acting on behalf of the Buyers, in connection with the administration and enforcement of the Transaction Documents.

(g)     Administrative Agent in its Individual Capacity. Each of the Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller or Servicer or any Affiliate of the Seller or Servicer as though the Administrative Agent were not the Administrative Agent hereunder. With respect to purchase of Receivables pursuant to this Agreement, the Administrative Agent shall have the same rights and powers under the Transaction Documents in its individual capacity as any Buyer and may exercise the same as though it were not the Administrative Agent, and the term “Buyer” shall include the Administrative Agent in its individual capacity.
(h)     UCC Filings. Each of the Buyers hereby expressly recognizes and agrees that the Administrative Agent may be listed as the assignee or secured party of record on the various UCC filings required to be made under the Transaction Documents in order to perfect their respective interests in the Purchased Receivables and Related Security, that such listing shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Buyers and that such listing will not affect in any way the status of the Buyers as the true parties in interest with respect to the Purchased Receivables and Related Security. In addition, such listing shall impose no duties on the Administrative Agent other than those expressly and specifically undertaken in accordance with this Section 11.
(i)     Enforcement. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the authority to enforce rights and remedies hereunder and under the other Transaction Documents against the Seller and the Servicer shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of all the Buyers; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Transaction Documents or (ii) any Buyer from exercising setoff rights in accordance with Section 5(g) (subject to the terms of Section 13(m)); provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Transaction Documents, then (x) the Required Buyers shall have the rights otherwise provided to the Administrative Agent and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 13(m), any Buyer may, with the consent of the Required Buyers, enforce any rights or remedies available to it and as authorized by the Required Buyers.
(j)     Successor Administrative Agent. The Administrative Agent or, upon five (5) days’ notice to the Seller, the Servicer and the Buyers, may voluntarily resign and may be removed at any time, with or without cause, by Buyers holding in the aggregate at least sixty-six and two-thirds percent (66 2/3%) of the Facility Shares, the Seller and the Servicer. If the Administrative Agent shall voluntarily resign or be removed as Administrative Agent under this Agreement, then the Required Buyers during such five-day period shall appoint, with the consent of the Seller and the Servicer from among the remaining Buyers, a successor Administrative Agent, whereupon such successor Administrative Agent or shall succeed to the rights, powers and duties of the Administrative Agent. The term “Administrative Agent” shall mean such successor agent, effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. Upon resignation or replacement of the Administrative Agent in accordance with this clause (i), the retiring Administrative Agent shall execute such UCC-3 assignments and amendments, and assignments and amendments of the Transaction Documents, as may be necessary to give effect to its replacement by a successor Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
12.    Erroneous Payments.
(a)    If the Administrative Agent notifies a Buyer, or any Person who has received funds on behalf of a Buyer (any Buyer or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Buyer or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Buyer shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Buyer, or any Person who has received funds on behalf of a Buyer, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Buyer, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)    (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Buyer shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12(b).
(c)    Each Buyer hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Buyer under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Buyer from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Buyer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Buyer at any time, (i) such Buyer shall be deemed to have assigned its Purchased Receivables and Related Security (but not its Facility Share) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Purchased Receivables and Related Security (but not Facility Share), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Seller and the Servicer) deemed to execute and deliver an assignment agreement with respect to such Erroneous Payment Deficiency Assignment, (ii) the Administrative Agent as the assignee Buyer shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the

Administrative Agent as the assignee Buyer shall become a Buyer hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Buyer shall cease to be a Buyer hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Facility Share which shall survive as to such assigning Buyer and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Purchased Receivables and Related Security subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Purchased Receivable and Related Security acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Buyer shall be reduced by the net proceeds of the sale of such Purchased Receivable (or portion thereof) and Related Security, and the Administrative Agent shall retain all other rights, remedies and claims against such Buyer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Facility Share of any Buyer and such Facility Share shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Purchased Receivable (or portion thereof) and Related Security acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Buyer under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations of the Seller or the Servicer; provided that this Section 12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the obligations of the Seller or the Servicer relative to the amount (and/or timing for payment) of the obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, this clause (e) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Seller or the Servicer for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 12 shall survive the resignation or replacement of the Administrative Agent, the termination of this Agreement and/or the repayment, satisfaction or discharge of all obligations of the Seller and the Servicer (or any portion thereof) under any Transaction Document.
13.    General Provisions.
(a)    Final Agreement; Assignment. This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. No provision of this Agreement may be amended or waived except by a writing signed by the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy); provided, however, that neither the Seller nor the Servicer may assign any of its rights hereunder without the Administrative Agent’s prior written consent, given or withheld in the Administrative Agent’s sole discretion. Each Buyer shall have the right, without the consent of or notice to the Seller, to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in, such Buyer’s obligations, rights and benefits hereunder (including in any Purchased Receivables and Related Security); provided, that the Seller may continue to communicate and deal exclusively with such Buyer and shall not be required to communicate or otherwise deal with the participant; provided, further that Buyer agrees that any agreement between such Buyer and any such participant in respect of such participating interest shall not restrict such Buyer’s right to agree to any amendment, supplement, waiver or modification to this Agreement.
(b)    Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(c)    Execution; Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail attachment in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.
(d)    Termination. This Agreement, including all covenants, representations and warranties, repurchase obligations and indemnities made herein shall continue in full force and effect until the Final Collection Date. Each of the Buyers hereby authorizes the Administrative Agent, and the Administrative Agent hereby agrees, promptly after the Final Collection Date to execute and deliver to the Seller such UCC termination statements as may be necessary to terminate any UCC financing statements evidencing the sale of the Purchased Receivables and Related Security as well as the grant of security pursuant to Section 1(h), all at the Seller’s expense. The Seller’s and Servicer’s obligations to indemnify the Administrative Agent and each Buyer with respect to the expenses, damages, losses, costs and liabilities shall survive until the later of (x) the Final Collection Date and (y) all applicable statute of limitations periods with respect to actions that may be brought by the Administrative Agent or any Buyer under the Transaction Documents have run.
(e)    Calculation of Interest. All interest amounts calculated on a per annum basis hereunder are calculated on the basis of a year of three hundred and sixty (360) days.
(f)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY LOAN PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
(g)    CONSENT TO JURISDICTION. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND EACH SUCH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY BUYER TO BRING PROCEEDINGS AGAINST THE SELLER OR THE SERVICER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE SELLER OR THE SERVICER AGAINST THE ADMINISTRATIVE AGENT OR ANY BUYER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY BUYER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY THE SELLER OR SERVICER PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

(h)    Captions and Cross References. The various captions in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section of or Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.
(i)    No Party Deemed Drafter. The Servicer, the Seller, the Administrative Agent and each Buyer agree that no party hereto shall be deemed to be the drafter of this Agreement.
(j)    PATRIOT Act. The Administrative Agent and each Buyer hereby notify the Seller and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), it may be required to obtain, verify and record information that identifies the Seller and the Servicer, which information includes the name, address, tax identification number and other information regarding the Seller and the Servicer that will allow them to identify the Seller and the Servicer in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. The Seller and the Servicer agree to provide the Administrative Agent and each Buyer, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.
(k)    Term SOFR Notification. Section 1(j) of this Agreement provides a mechanism for-determining an alternative rate of interest in the event that the Term SOFR Rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate or with respect to any alternative or successor rate thereto, or replacement rate therefor.
(l)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Seller, shall maintain a register (the “Register”) on which it shall record the rights of the Buyers and any assignee or participant of the Buyers with respect to the rights under this Agreement and any Purchased Receivable and Related Security, and each assignment or participation. The Register shall include the names and addresses of the Buyers, assignees, participants or successors and the percentage or portion of such rights and obligations assigned or participated. The entries in the Register shall be conclusive absent manifest error; provided, however, that a failure to make any such recordation, or any error in such recordation shall not affect the Seller’s obligations in respect of such rights.
(m)    Ratable Payments. If any Buyer, whether by set off or otherwise, has payment made to such Buyer (other than payments received pursuant to Section 7) in a greater proportion than that received by any other Buyer entitled to receive a ratable share of such obligations, such Buyer agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such obligations held by the other Buyers so that after such purchase such Buyer will hold its Pro Rata Share of such obligations; provided that, if all or any portion of such excess amount is thereafter recovered from such Buyer, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
(n)    Bankruptcy Petition. Each party hereto hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior Debt of the Seller, it will not institute against, or join any other Person in instituting against, the Seller any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.
(o)    Intercreditor Agreement. Each Buyer hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Buyer (and each Person that becomes a Buyer under this Agreement after the date hereof) hereby authorizes and directs the Administrative Agent to enter into the Intercreditor Agreement on behalf of such Buyer and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement. To the extent that any terms or provisions herein are inconsistent with any terms or provisions of the Intercreditor Agreement, the Intercreditor Agreement shall govern. In addition, each Buyer and the Administrative Agent acknowledge and agree that the rights and remedies of the Administrative Agent and the Buyers hereunder and under the other Transaction Documents are subject to the Intercreditor Agreement.
(p)    Confidentiality.
(i)    Each of the Seller, the Servicer and each Buyer shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letter and the other confidential or proprietary information with respect to the Administrative Agent and the Buyers and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that the Seller, the Servicer and such Buyer and its officers and employees may disclose such information to such Person’s external accountants and attorneys and as required by any Applicable Law or order of any judicial or administrative proceeding.
(ii)    Each of the Buyers and the Administrative Agent shall maintain and shall cause each of its officers, directors, employees, investors, potential investors, credit enhancers, outside accountants, attorneys and other advisors to maintain the confidentiality of, and not disclose to any other Person, any nonpublic information with respect to the Seller and the Servicer, except that any of the foregoing may disclose such information (i) to any party to this Agreement, (ii) to its Affiliates and its insurers and reinsurers (iii) to the outside accountants, attorneys and other advisors of any Person described in clause (i) above, (iv) to any prospective or actual assignee or participant of the Administrative Agent or any Buyer, (v) to any other entity organized for the purpose of purchasing, or making loans secured by, financial assets for which any Buyer (or one of its Affiliates) acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of each of the foregoing; provided that each Person described in the foregoing clause (ii) through (v) is informed of the confidential nature of such information and, in the case of a Person described in clauses (ii) or (iii) is subject to customary obligations of confidentiality, and in the case of a Person described in clause (iv), agrees in writing to maintain the confidentiality of such information in accordance with this Section 13(p); (vi) as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law); and (vii) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder. Notwithstanding the foregoing, the Administrative Agent and the Buyers shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of theirs or their respective Affiliates.
(iii)    Notwithstanding any other express or implied agreement to the contrary, the parties hereto hereby agree and acknowledge that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except to the extent that confidentiality is reasonably necessary to comply with U.S. federal or state securities laws. For purposes of this Section 13(p), the terms “tax treatment” and “tax structure” have the meanings specified in Treasury Regulation section 1.6011-4(c).

[Signatures Commence on the Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SMITHFIELD RECEIVABLES FUNDING LLC,
as Seller

By:	SFFC, Inc., its managing member

By:	/s/ Jeffrey A. Porter
Name:	Jeffrey A. Porter
Title:	President, Assistant Treasurer and Assistant Secretary

SMITHFIELD FOODS, INC.,
as Servicer

By:	/s/ Jenifer Byrd
Name:	Jenifer Byrd
Title:	Vice President and Corporate Treasurer
Signature Page 1 o f 3
Receivables Purchase Agreement (Smithfield)

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Peter J. Loescher
Name:	Peter J. Loescher
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Buyer

By:	/s/ Peter J. Loescher
Name:	Peter J. Loescher
Title:	Senior Vice President
Signature Page 2 o f 3
Receivables Purchase Agreement (Smithfield)

COÖPERATIEVE RABOBANK, U.A., NEW YORK BRANCH,
as a Buyer

By:	/s/ Christopher Lew
Name:	Christopher Lew
Title:	Managing Director

By:	/s/ Jinyang Wang
Name:	Jinyang Wang
Title:	Executive Director
Signature Page 3 o f 3
Receivables Purchase Agreement (Smithfield)

Exhibit A
Certain Defined Terms
A.    Defined Terms.
As used herein, the following terms shall have the following meanings:
“Account Debtor” means, with respect to any Receivable, the Person that is obligated to make payments in respect of such Receivable pursuant to the applicable Contract or invoice therefor.
“Acquisition Period” means the period beginning on the Initial Funding Date and ending on the Acquisition Period Termination Date.
“Acquisition Period Termination Date” means the date specified by any Buyer in a written notice to the Seller and the Administrative Agent or by the Seller in a written notice to the Administrative Agent and the Buyers, in each case, delivered at such Person’s discretion, terminating the Acquisition Period (an “Acquisition Period Termination Notice”), which date shall not be earlier than the date that is one (1) Business Day after the delivery of such Acquisition Period Termination Notice to the other party; provided that (i) the delivery of an Acquisition Period Termination Notice by any Buyer shall cause the Maximum Outstanding Purchase Amount to be reduced to an amount equal to the Buyer Amount Balance as of the date such Acquisition Period Termination Notice is delivered, (ii) the Acquisition Period Termination Date shall be deemed to have occurred upon the occurrence of the Servicer Termination Event specified in clause (e) of Exhibit F and (iii) the Administrative Agent or any Buyer may immediately terminate the Acquisition Period by written notice to the Seller if any other Servicer Termination Event shall have occurred and be continuing.
“Activation Notice” has the meaning set forth in Section 4(b) hereof.
“Additional Funding Amount” has the meaning set forth in Section 1(b)(i) hereof.
“Additional Funding Date” has the meaning set forth in Section 1(b)(i) hereof.
“Additional Proposed Receivables” has the meaning set forth in Section 1(a)(ii) hereof.
“Additional Purchase Date” means each Business Day during the Acquisition Period (other than the Initial Funding Date).
“Adjusted Term SOFR”: At any time for any calculation, the rate per annum equal to (a) the Term SOFR Rate, plus (b) the SOFR Adjustment.
“Administrative Agent’s Account” means the deposit account specified as such in Exhibit G hereto, or such other bank account identified in writing by the Administrative Agent to the Seller from time to time.
“Adverse Claim” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security; it being understood that any thereof in favor of, or assigned to, the Buyers shall not constitute an Adverse Claim.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if (a) the controlling Person owns 10-50% of any class of voting securities of the controlled Person only if it also possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise, or (b) if the controlling Person owns more than 50% of any class of voting securities of the controlled Person.
Exhibit A-1

“Agreement” has the meaning set forth in the preamble hereto.
“Amount on Deposit in the Collection Accounts” as of any date, (x) the amounts on deposit in the Collection Accounts as of such date (including any amounts deposited therein by the Buyers on such date pursuant to Section 1(b)) minus (y) the aggregate of Purchase Prices payable pursuant to Section 1(a)(ii) for Purchased Receivables and Related Security purchased prior to such date but not theretofore distributed from the Collection Accounts pursuant to Section 4(c)(i)(1), as applicable; provided, that in calculating the Amount on Deposit in the Collection Accounts on any date, such calculation shall disregard (without duplication) (i) any amount not representing Collections or amounts paid in respect of Purchased Receivables (including (A) any Collections or amounts paid with respect to any Receivable after the Seller has repurchased such Receivable in accordance with Section 5(b) and (B) any Collections with respect to Receivables retained by the Seller and subject to the Securitization Documents), (ii) any Collections or amounts paid by the applicable Account Debtor with respect to any Purchased Receivable as to which the Seller has made a payment pursuant to Section 5(a) to the extent that the sum of such payment by the Seller plus the amounts so collected from or paid by the applicable Account Debtor with respect to such Purchased Receivable exceeds the original Purchase Price paid on the applicable Purchase Date for such Purchased Receivable and Related Security and (iii) any proceeds of Defaulted Receivables and Related Security.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption Applicable Laws or regulations administered or enforced in any jurisdiction in which Smithfield or any of its Subsidiaries conduct business.
“Anti-Terrorism Law” means any Applicable Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the USA PATRIOT Act, any such Applicable Law administered or enforced by the Netherlands, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B.
“Applicable Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.
“Applicable Margin” means, with respect to each Approved Account Debtor, the percentage set forth on Schedule II to this Agreement as the “Applicable Margin,” as such Schedule may be modified or supplemented from time to time, as approved in advance by the Seller, the Administrative Agent and each Buyer in writing in their sole and absolute discretion.
“Approved Account Debtor” means a Person listed as an Account Debtor on Schedule II to this Agreement, as such Schedule may be modified or supplemented from time to time, as approved in advance by the Administrative Agent and each Buyer in writing in their sole and absolute discretion.
“Beneficial Ownership Certification” means, for the Seller, a certification regarding beneficial ownership as required by the Beneficial Ownership Rule.
“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.
“Breakage Amount” means, with respect to any distribution to the Buyers made pursuant to Section 4(c)(ii) on any Daily Amortization Date, the amount, if any, by which (A) the additional Purchase Price Adjustment (calculated without taking into account any Breakage Amount or any shortened duration of the applicable Breakage Period pursuant to the definition thereof) which would have accrued during such Breakage Period on the reduction of the Buyer Amount Balance relating to such Breakage Period had such reduction not been made, exceeds (B) the income, if any, received by such Buyer (or likely to be realized by such Buyer (as reasonably determined by the Buyer)) from the investment of the proceeds of such reduction of the Buyer Amount Balance. A certificate as to the
Exhibit A-2

amount of any Breakage Amount (including the computation of such amount) shall be submitted by the applicable Buyer to the Seller and shall be conclusive and binding for all purposes, absent manifest error.
“Breakage Period” means, with respect to any Daily Amortization Date, the period beginning on (and including) such Daily Amortization Date and ending on (but excluding) the next succeeding Settlement Date.
“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.
“Buyer” has the meaning set forth in the preamble hereto.
“Buyer’s Account” means, with respect to any Buyer, the deposit account specified as such in Exhibit G hereto, or such other bank account identified in writing by such Buyer to the Seller from time to time.
“Buyer Amount Balance” means, as of any date of determination, the net of: (i) the Initial Funding Amount, plus (ii) the cumulative Additional Funding Amounts, if any, paid by the Buyers pursuant to Section 1(b) after the date hereof through such date of determination, minus (iii) the cumulative amounts distributed to the Buyers pursuant to Section 4(c) after the date hereof through such date of determination (including, without limitation, amounts distributed to the Buyers with respect to Deemed Collections and the repurchase price for Purchased Receivables repurchased in accordance with Section 5(b)), minus (iv) the cumulative amount of Defaulted Receivables after the date hereof through such date of determination.
“Change of Control” means a “Change of Control” (as defined under the Securitization Documents) has occurred.
“Closing Date” means December 22, 2022.
“Collection Account” means each deposit account specified as such in Exhibit G hereto; provided, that each Collection Account shall be novated to the Seller on or prior to the Post-Closing Date (as such term is defined in the Credit and Security Agreement) .
“Collections” means, with respect to any Receivable: (a) all funds that are received by the Seller, Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Account Debtor or any other Person directly or indirectly liable for the payment of such Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Receivable and (d) all other proceeds of such Receivable.
“Conforming Changes” means, with respect to the Term SOFR Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Initial Discount Rate,” the definition of “Overdue Payment Rate,” the definition of “Business Day,” the definition of “Initial Discount Period,” the definition of “Settlement Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in consultation with the Seller may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent
Exhibit A-3

decides in consultation with the Seller is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.
“Covered Entity” means (a) each of the Seller, the Servicer, the Performance Guarantor and their respective Subsidiaries, and (b) each Person that, directly or indirectly, controls a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Seller and the Servicer in effect on the date hereof as modified in compliance with this Agreement.
“Credit and Security Agreement” means that certain Fifth Amended and Restated Credit and Security Agreement, dated as of the date hereof, among the Seller, as borrower, Smithfield, as servicer, the various lenders, l/c participants and co-agents from time to time party thereto, Rabobank, as a letter of credit issuer and PNC, as administrative and letter of credit issuer, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Credit Default Certification” has the meaning set forth in Section 5(c).
“Daily Amortization Date” has the meaning set forth in Section 4(c)(ii).
“Debt” means as to any Person at any time, without duplication, all obligations for money borrowed or raised, all obligations (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property, all capital lease obligations, all direct or contingent obligations under letters of credit and similar instruments, all net obligations under derivatives contracts and all guarantees (whether contingent or otherwise) of such Person guaranteeing the Debt of any other Person, whether directly or indirectly (other than endorsements for collection or deposit in the ordinary course of business).
“Deemed Collection” has the meaning set forth in Section 5(a) hereof.
“Defaulted Account Debtors” has the meaning set forth in Section 5(d) hereof.
“Defaulted Receivables” has the meaning set forth in Section 5(d) hereof.
“Defaulted Receivables Event” has the meaning set forth in Section 5(d) hereof.
“Deposit Account Control Agreement” means (i) that certain Deposit Account Control Agreement, dated as of the Closing Date, by and among the Servicer, the Seller, the Securitization Agent and Bank of America, N.A., as depositary bank and (ii) each other deposit account control agreement executed from time to time among the Servicer, the Seller, the Securitization Agent and a depositary bank.
“Dilution” means on any date after the related Purchase Date, an amount equal to the sum, without duplication, of the aggregate reduction effected on such day in the outstanding balance of any Purchased Receivable attributable to any non-cash items including credits, rebates, billing errors, sales or similar taxes, cash discounts, volume discounts, allowances, chargebacks, returned or repossessed goods, sales and marketing discounts, warranties, any unapplied credit memos and other adjustments or reductions that are made in respect of Account Debtors; provided, however, that (a) write-offs to the extent related to the financial or credit condition of an Account
Exhibit A-4

Debtor (including the occurrence of an Insolvency Event with respect to the applicable Account Debtor) and (b) Disputes, in each case, shall not constitute Dilution.
“Dispute” means any dispute, discount, deduction, claim, offset, defense, or counterclaim or similar position asserted of any kind relating to one or more Receivables (x) arising on account of the goods relating to such Receivables having been lost or damaged prior to receipt thereof by the related Account Debtor or otherwise not delivered to such Account Debtor in accordance with the Contract related thereto; (y) arising on account of the return of goods by an Account Debtor to the Seller, Servicer, any of their respective Affiliates or successors or assigns (including the Buyer) relating to its obligation to pay an amount due with respect to a Purchased Receivable, or (z) otherwise asserted by the related Account Debtor as being a basis for non-payment in full of the Receivable (other than disputes due only to the applicable Account Debtor’s financial or credit condition or ability to pay); regardless of whether the same (i) is in an amount greater than, equal to or less than the applicable Purchased Receivable concerned or (ii) arises by reason of an act of God, civil strife, war, currency restrictions, foreign political restrictions or regulations, or any other circumstance or event beyond the control of the Seller or the applicable Account Debtor.
“Dollars” means United States Dollars, the lawful currency of the United States of America.
“Due Date” means, with respect to any Purchased Receivable, the date the related Contract provides for timely payment in full of the amounts owing thereunder.
“Eligible Receivable” means a Receivable with respect to which each of the Eligibility Criteria set forth in Exhibit E is satisfied.
“Embargoed Property” means any property; (a) 50% or more beneficially owned, directly or indirectly, by a Sanctioned Person; (b) that is due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any property interest; (d) that is located in a Sanctioned Jurisdiction; or (e) that otherwise would cause any actual violation by the Administrative Agent or any Buyer of any applicable Anti-Terrorism Law if the Administrative Agent or any Buyer were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.
“Executive Officer” shall mean with respect to any Person, the Chief Executive Officer, President, Vice Presidents (if elected by the Board of Directors of such Person), Chief Financial Officer, Treasurer, Secretary and any Person holding comparable offices or duties (if elected by the Board of Directors of such Person).
“Facility Share” shall mean, with respect to any Buyer, the amount set forth opposite such Buyer’s name below, or as such amount is modified from time to time.

PNC	$125,000,000
Rabobank	$125,000,000
“Fee Letter” means that certain structuring agent and administrative agent fee letter agreement, dated as of the Closing Date, by and among the Seller, PNC Capital Markets LLC and the Administrative Agent.
“Final Collection Date” means the date following the termination of this Agreement on which the Administrative Agent and each Buyer, as applicable, has received (i) all Collections owing on the Purchased Receivables and (ii) all payments, if any, required to be paid by the Seller or Servicer under this Agreement or any other Transaction Document, including with respect to Repurchase Events and Indemnified Amounts.
“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Account Debtor pursuant to such Contract.
“Funding Notice” has the meaning set forth in Section 1(b)(i) hereof.
Exhibit A-5

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board or the rules and regulations of the U.S. Securities and Exchange Commission and/or their respective successors and that are applied in the circumstances as of the date in question.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements and/or any successor standards.
“Indemnified Amounts” has the meaning set forth in Section 4(i) hereof.
“Indemnified Person” has the meaning set forth in Section 4(f) hereof.
“Initial Discount” means, with respect to each Purchased Receivable acquired on the Initial Funding Date, the initial discount cost applied by the Administrative Agent to such Purchased Receivable, equal to the product of (a) the Initial Discount Rate applicable to such Purchased Receivable multiplied by (b) the Net Invoice Amount of such Purchased Receivable as of the applicable Purchase Date.
“Initial Discount Period” means, with respect to any Purchased Receivable acquired on the Initial Funding Date, the number of days from and including (a) the Purchase Date for such Purchased Receivable to, but not including, (b) the first to occur of (i) the date of payment in full of such Purchased Receivable and (ii) the next occurring Settlement Date.
“Initial Discount Rate” means, with respect to any Purchased Receivable acquired on the Initial Funding Date, a rate equal to the product of (a) Adjusted Term SOFR plus the Applicable Margin, determined as of the Purchase Date for such Purchased Receivable, multiplied by (b) the result of (i) the applicable Initial Discount Period, divided by (ii) 360.
“Initial Funding Amount” has the meaning set forth in Section 1(a)(i) hereof.
“Initial Funding Date” means the Business Day determined by the Seller and the Servicer, notified to the Administrative Agent and the Buyers in writing at least three (3) Business Days in advance thereof and agreed to by each Buyer in its sole discretion.
“Initial Funding Date Portfolio Report” means the Portfolio Report delivered not less than two (2) Business Days prior to the Initial Funding Date.
“Initial Proposed Receivables” has the meaning set forth in Section 1(a)(i) hereof.
“Initial Purchase Amount” has the meaning set forth in Section 1(a)(i) hereof.
“Insolvency Event” shall mean (i) with respect to an Account Debtor, the inability of such Account Debtor to pay any amount owed when due in respect of a Purchased Receivable as a result of the bankruptcy, insolvency or other financial inability of such Account Debtor to make such payment and (ii) with respect to any Person (including an Account Debtor), such Person shall fail to pay its debts as such debts become due, or shall admit in writing its
Exhibit A-6

inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Applicable Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or such Person shall take any action to authorize any of the actions set forth above in this clause (ii).
“In-Transit Collateral” means, as of any date of determination, any inventory of an Originator that (i) is in the process of being transported by such Originator to an Account Debtor pursuant to a Contract that is then expected to be delivered within five (5) or fewer calendar days, (ii) is covered by insurance in accordance with the applicable Originator’s normal business practices, and (iii) upon its receipt and acceptance by such Account Debtor, will give rise to an amount payable by such Account Debtor to such Originator under such Contract.
“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among the Administrative Agent, the Securitization Agent, Smithfield and the Seller, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Lock-Box” means each locked postal box with respect to which a bank who has executed a Deposit Account Control Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables.
“Material Adverse Effect” means (i) any material adverse effect on the business, assets, operations, property or financial condition of the Performance Guarantor and its Non-Excluded Subsidiaries (as defined in the Credit and Security Agreement), taken as a whole, (ii) any material adverse effect on the abilities of the Seller, the Servicer and the Performance Guarantor, taken as a whole, to perform their obligations under the Transaction Documents to which they are a party, (iii) any material adverse effect on the legality, validity or enforceability of the Agreement or any other Transaction Document, (iv) any material adverse effect on the Buyers’ interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or Collections with respect thereto, (v) any material adverse effect on the collectability of the Receivables generally or of any material portion of the Receivables and (vi) material adverse effect on the rights of or benefits available to the Administrative Agent or the Buyers.
“Maximum Outstanding Purchase Amount” means $250,000,000.
“Net Invoice Amount” means the amount of the applicable Purchased Receivable shown on the invoice for such Purchased Receivable as the total amount payable by the related Account Debtor (net of any Dilution, discounts, credits or other allowances shown on such invoice and agreed to prior to the applicable Purchase Date).
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Originator” means each Person from time to time party to the Sale Agreement as an Originator.
“Other Taxes” means all present or future stamp, excise, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, origination, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document (including this Agreement) or Purchased Receivable.
Exhibit A-7

“Outstanding Purchase Amount” means, as of any time of determination and with respect to any or all of the Purchased Receivables, (x) the Net Invoice Amount for such Purchased Receivables, minus (y) the aggregate amount of all Collections with respect to such Purchased Receivables and Related Security that has been deposited into the Collection Accounts as of such time. When such term is used without reference to any specific Purchased Receivables, it shall constitute a reference to all Purchased Receivables.
“Overdue Payment Rate” means the Prime Rate plus 2.00% per annum changing when and as the Prime Rate changes; provided, however, that such Overdue Payment Rate shall not at any time exceed the maximum rate permitted by Applicable Law.
“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Seller.
“PATRIOT Act” has the meaning set forth in Section 13(l).
“Performance Guarantor” means Smithfield.
“Performance Guaranty” means a performance guaranty entered into by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Buyers.
“Person” means an individual, partnership, sole proprietorship, corporation (including a business trust), limited liability company, limited partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“PNC” has the meaning set forth in the preamble hereto.
“Portfolio Report” means a report updated and delivered at such times set forth herein with respect to the Purchased Receivables in substantially the form attached hereto as Schedule I.
“Portfolio Report Signatory” means each of the individuals set forth on Schedule III, which the Seller has authorized to certify Portfolio Reports delivered pursuant to clause (f) of Exhibit D (as such Schedule III may be updated by the Seller in writing from time to time with the consent of the Administrative Agent, such consent not to be unreasonably withheld).
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime commercial lending rate or base rate in effect at its principal office for loans in the United States of America, with each change in the Prime Rate being effective on the date such change is publicly announced as effective (it being understood and agreed that the Prime Rate is a reference rate used by the Administrative Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit by the Administrative Agent to any debtor).
“Principal Office” means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
Exhibit A-8

“Pro Rata Share” shall mean, with respect to any Buyer,
(i)    with respect to each Proposed Receivable and Related Security, (x) if the applicable Account Debtor is H.E. Butt Grocery Company, 100% with respect to PNC and 0% with respect to Rabobank and, (y) otherwise, an amount (expressed as a percentage) equal to (A) such Buyer’s Facility Share, divided by (B) the aggregate Facility Share of all of the Buyers, and
(ii)    for all other purposes under this Agreement, an amount (expressed as a percentage) equal to (x) the aggregate Purchase Prices of all Purchased Receivables and Related Security paid by such Buyer, divided by (y) the aggregate Purchase Prices of all Purchased Receivables and Related Security paid by all of the Buyers.
“Proposed Receivables” has the meaning set forth in Section 1(a)(ii) hereof.
“Purchase Date” means each date on which the Buyers purchase Receivables.
“Purchase Price” means, with respect to any Purchased Receivable, the Net Invoice Amount thereof.
“Purchase Price Adjustment” has the meaning set forth in Section 1(c)(i) hereof.
“Purchase Sublimit” means, with respect to each Approved Account Debtor, the dollar amount set forth on Schedule II to this Agreement as the “Purchase Sublimit,” as such Schedule may be modified or supplemented from time to time, as approved in advance by the Administrative Agent and each Buyer in writing in their sole and absolute discretion.
“Purchased Receivables” means, without duplication, (i) the Eligible Receivables purchased hereunder on the Initial Funding Date as provided in Section 1(a)(i) and (ii) Eligible Receivables purchased hereunder during the Acquisition Period as provided in Sections 1(a)(ii) and (iii). Without limiting the Seller’s obligations under Section 5(b) to repurchase a Receivable that is not an Eligible Receivable on the Initial Funding Date or the applicable Purchase Date, as applicable, any reference to Purchased Receivables herein shall include any Receivable sold or purported to be sold on the Initial Funding Date or any Purchase Date, in each case unless and until repurchased in accordance with Section 5(b).
“Rabobank” means Coöperatieve Rabobank U.A., New York Branch.
“Receivable” means (i) all indebtedness and other obligations owed to an Originator (at the times it arises, and before giving effect to any transfer or conveyance under this Agreement or the Securitization Documents) (including any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible) arising in connection with the sale of goods or the rendering of services by such Originator and further includes the obligation to pay any Finance Charges with respect thereto and (ii) all rights of an Originator under a Contract to collect or receive amounts that become due and payable under such Contract upon the delivery and acceptance of In-Transit Collateral pursuant to such Contract.
“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Account Debtor.
“Related Securitization Assets” means with respect to any Securitized Receivables, (i) all Related Security with respect to such Securitized Receivable, (ii) all Securitized Receivable Collections relating thereto and (iii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.
“Related Security” means, with respect to any Receivable:
(i)     all of the Seller’s interest in the Related Security (under and as defined in the Sale Agreement);
Exhibit A-9

(ii)    all of the Seller’s right, title and interest in, to and under the Sale Agreement in respect of such Receivable;
(iii)     all of the Seller’s right, title and interest in, to and under the Performance Undertaking (as defined in the Credit and Security Agreement);
(iv)     all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box and Collection Account, into which any Collections or other proceeds with respect to such Receivable may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC); and
(v)     all proceeds of any of the foregoing.
“Reportable Compliance Event” means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, or enters into a settlement with a Governmental Authority in connection with any economic sanctions or other Anti-Terrorism Law or Anti-Corruption Law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a material violation of any Anti-Terrorism Law or Anti-Corruption Law; (b) any Covered Entity engages in a transaction that has caused or may cause Buyer to be in violation of any Anti-Terrorism Laws, including a Covered Entity’s use of any proceeds of the purchases hereunder to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Person or Sanctioned Jurisdiction in violation of Anti-Terrorism Laws; (c) any Purchased Receivable or Related Security becomes Embargoed Property; or (d) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the representations, warranties or covenants set forth in clauses (q) or (r) of Exhibit C or clause (n) of Exhibit D of this Agreement.
“Reporting Date” means, with respect to any Settlement Date, the second Business Day preceding such Settlement Date.
“Repurchase Events” has the meaning set forth in Section 5(b) hereof.
“Required Buyers” means Buyers holding in the aggregate more than fifty percent (50%) of the Facility Shares; provided, that at any time when there are two or fewer Buyers, “Required Buyers” shall mean all of the Buyers.
“Sale Agreement” means that certain Fifth Amended and Restated Receivables Sale Agreement, dated as of the Closing Date, among the Seller, the Originators and Smithfield, as servicer, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Sanctioned Jurisdiction” means any country, territory, or region that is the subject of comprehensive country- or territory-wide sanctions administered by OFAC.
“Sanctioned Person” means (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the Applicable Laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Governmental Authority of a jurisdiction whose Applicable Laws apply to this Agreement.
Exhibit A-10

“Securitization Agent” means PNC, as the administrative agent under the Securitization Documents.
“Securitization Documents” means the Credit and Security Agreement, the Sale Agreement and the other Transaction Documents (as defined in the Credit and Security Agreement).
“Securitized Receivable” means any Receivable (as such term is defined in the Credit and Security Agreement).
“Securitized Receivable Collections” means, with respect to any Securitized Receivable, all cash collections and other cash proceeds in respect of such Securitized Receivable, including all Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Monetized Assets; provided, however, that the term “Securitized Receivable Collections” shall not include any payment made for the account of the Servicer, a third-party service provider or sub-contractor whose services were not included in the amount invoiced for the applicable Securitized Receivable.
“Seller” has the meaning set forth in the preamble hereto.
“Seller’s Account” means the account specified as such in Exhibit G hereto, or such other bank account identified in writing by the Seller to the Administrative Agent from time to time.
“Servicer” has the meaning set forth in Section 4(a) hereof.
“Servicer Termination Event” means an event specified in Exhibit F hereto.
“Settlement Date” means (i) the Initial Funding Date and (ii) each 25th day of each month after the Initial Funding Date (or, if such day, is not a Business Day, the next succeeding Business Day).
“Settlement Period” means (i) with respect to the Initial Funding Date, the period beginning on (and including) the Initial Funding Date and ending on (but excluding) the next succeeding Settlement Date and (ii) with respect to any other Settlement Date, the period beginning on (and including) such Settlement Date and ending on (but excluding) the next succeeding Settlement Date.
“Smithfield” means Smithfield Foods, Inc., a Virginia corporation.
“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Adjustment” shall mean 0.10%.
“SOFR Floor” shall mean 0.00%.
“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of
Exhibit A-11

Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Rate” shall mean, for any Settlement Period or Initial Discount Period, the interest rate per annum determined by the Administrative Agent to be the Term SOFR Reference Rate for a tenor comparable to such Settlement Period or Initial Discount Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Settlement Period or Initial Discount Period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Seller on and as of the first day of each Settlement Period. Notwithstanding the foregoing, if the applicable Settlement Period or Initial Discount Period does not correspond to any available rate term, then the Term SOFR Rate shall be the Term SOFR Rate with a term equal to the shortest period for which the Term SOFR Rate is available that exceeds such Settlement Period or Initial Discount Period at such time.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Transaction Documents” means this Agreement, the Fee Letter, any Performance Guaranty, each Deposit Account Control Agreement, each Portfolio Report, each Credit Default Certification and all other documents and agreements to be executed and delivered by the Seller, the Servicer or the Performance Guarantor in connection with any of the foregoing, in each case, as amended, supplemented or otherwise modified from time to time.
“Transaction Taxes” has the meaning set forth in Section 5(f).
“UCC” means the Uniform Commercial Code in effect in the State of New York from time to time; provided, if by reason of mandatory provisions of Applicable Law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Administrative Agent is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
B. Other Interpretive Matters.
All accounting terms defined directly or by incorporation in this Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or IFRS, as in effect from time to time; (b) terms defined in Article 9 of the UCC and not otherwise defined in such agreement are used as defined in such Article; (c) references to any amount
Exhibit A-12

as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (h) references to any agreement refer to that agreement as from time to time amended, restated, extended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s permitted successors and assigns; (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (k) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including,” and the terms “to” and “until” each means “to but excluding”; (l) terms in one gender include the parallel terms in the neuter and opposite gender; and (m) the term “or” is not exclusive.
Exhibit A-13

Exhibit B
Conditions Precedent for Effectiveness
Each of the following, in form and substance satisfactory to the Administrative Agent:
(a)    A fully executed counterpart of this Agreement.
(b)    A fully executed counterpart of the Intercreditor Agreement.
(c)    A counterpart of a Performance Guaranty fully executed by Smithfield.
(d)    A certificate (long form, if available) issued by the Secretary of State of the State of Delaware as to the legal existence and good standing of the Seller.
(e)    A certificate of the Secretary or Assistant Secretary of the Seller certifying attached copies of the charter and by-laws of the Seller and all documents evidencing necessary corporate action to be taken by and governmental approvals, if any, to be obtained by the Seller with respect to this Agreement and the names and true signatures of the incumbent officers of the Seller authorized to sign this Agreement and any other documents to be delivered by it hereunder or thereunder or in connection herewith or therewith.
(f)    A certificate (long form, if available) issued by the Secretary of State of the Commonwealth of Virginia as to the legal existence and good standing of Smithfield.
(g)    A certificate of the secretary of Smithfield certifying attached copies of the articles of incorporation of Smithfield and all documents evidencing necessary corporate action to be taken by and governmental approvals, if any, to be obtained by such Person with respect to its Performance Guaranty and the names and true signatures of the incumbent officers of such Person authorized to sign such Performance Guaranty, as applicable, and any other documents to be delivered by it hereunder or thereunder or in connection herewith or therewith.
(h)    UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name the Seller as debtor and that are filed in those state and county jurisdictions in which the Seller is organized or maintains its principal place of business or chief executive office and such other searches that the Administrative Agent deems necessary or appropriate.
(i)    Acknowledgment copies of proper amendments or termination statements (Form UCC-3) and any other relevant filings necessary to evidence the release of all security interests, ownership and other rights of any Person previously granted by the Seller in the Proposed Receivables.
(j)    Evidence of a proper financing statement (showing the Seller as “debtor/seller” and the Administrative Agent as “secured party/buyer”) duly filed on or prior to the date hereof.
(k)    Favorable opinions of legal counsel to the Seller and the Servicer in form and substance satisfactory to the Administrative Agent, including, without limitation, as to general corporate matters, enforceability, security interest perfection and true sale.
(l)    Proof of payment of all fees owing to the Administrative Agent and the Buyers under the Fee Letter on the date hereof and all reasonable and documented attorneys’ fees and disbursements incurred by the Administrative Agent and the Buyers.
Exhibit B-1

Exhibit C
Representations and Warranties
(a)    Each of the Seller, the Servicer and the Performance Guarantor is duly organized under the laws of its jurisdiction and no other state or jurisdiction, and such jurisdiction must maintain a public record showing the organization to have been organized. Each of the Seller, the Servicer and the Performance Guarantor is validly existing and in good standing under the laws of its state of organization. Each of the Seller, the Servicer and the Performance Guarantor is duly qualified to do business and is in good standing as a foreign entity, and has and holds all organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except, in the case of the Servicer or the Performance Guarantor, where the failure to so qualify or so hold would not reasonably be expected to have a Material Adverse Effect
(b)    The execution and delivery by the Seller, Servicer and Performance Guarantor of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of the Seller, the Seller’s use of the proceeds of purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which the Seller, Servicer and Performance Guarantor is a party have been duly executed and delivered by such Person.
(c)    The execution and delivery by each of the Seller, Servicer and Performance Guarantor of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Person or its Subsidiaries (except as created hereunder) except, in any case, where such contravention or violation would not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.
(d)    Each Transaction Document to which the Seller, Servicer or Performance Guarantor is party has been duly executed and delivered by such Person.
(e)    Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any Person or any Governmental Authority is required for the due execution and delivery by any of the Seller, Servicer and Performance Guarantor of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.
(f)    This Agreement and each other Transaction Document to which the Seller, the Servicer or the Performance Guarantor is a party constitute the legal, valid and binding obligations of such Person enforceable against such Person in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(g)    Except as disclosed in the filings made by the Servicer with the Securities and Exchange Commission, there are no actions, suits or proceedings pending, or to the best of the Seller’s, the Servicer’s or the Performance Guarantor’s knowledge, threatened, against or affecting such Person, or any of its properties, in or before any court, arbitrator or other body, that would reasonably be expected to have a Material Adverse Effect. None of the Seller, the Servicer or the Performance Guarantor is in default with respect to any order of any court, arbitrator or Governmental Authority.
(h)    The Seller, Servicer and Performance Guarantor is Solvent and no Insolvency Event has occurred with respect to the Seller, Servicer or Performance Guarantor.
Exhibit C-1

(i)    Since January 2, 2022, no Material Adverse Effect or event which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect has occurred with respect to the Seller, Servicer or Performance Guarantor.
(j)    No Change of Control has occurred.
(k)    All assets of the Seller are free and clear of any Adverse Claim in favor of the Internal Revenue Service or any other Governmental Authority other than inchoate tax liens resulting from an assessment of the Seller.
(l)    All information heretofore furnished by the Seller, the Servicer or the Performance Guarantor or any of their respective Affiliates to the Administrative Agent or the Buyers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Seller, the Servicer or the Performance Guarantor or any of their respective Affiliates to the Administrative Agent or the Buyers will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain, when furnished, any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not materially misleading; provided, that with respect to projected financial information, such Person represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered.
(m)    None of the Seller, the Servicer or the Performance Guarantor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
(n)    The Seller has continuously treated and shall continue to treat each sale of Purchased Receivables and Related Security hereunder as a sale for all purposes, including federal and state income tax, reporting and accounting purposes.
(o)    The Securitization Agent has a first priority perfected security interest over each Collection Account, subject to the customary banker’s liens, deduction and set-off rights of the applicable depositary bank for such Collection Account, in each case, as permitted by the applicable Deposit Account Control Agreement.
(p)    No event has occurred and is continuing and no condition exists, or would result from any sale or assignment of any Purchased Receivable and Related Security, that constitutes or may reasonably be expected to constitute, individually or in the aggregate, a Servicer Termination Event.
(q)    The Purchase Price payable for each Purchased Receivable and Related Security by the Buyers will represent fair consideration and reasonably equivalent value therefore.
(r)    No: (a) Covered Entity, nor any employees, officers, directors, or to the knowledge of a Covered Entity, any affiliates, or agents acting on a Covered Entity’s behalf in connection with this Agreement: (i) is a Sanctioned Person; (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction in violation of Anti-Terrorism Laws, or any transactions or other dealings that otherwise are prohibited by any Anti-Terrorism Laws or (b) Purchased Receivable or Related Security is Embargoed Property.
(s)    Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures reasonably designed to ensure compliance with such Applicable Laws.
(t)    As of December 22, 2022, the information included in the Beneficial Ownership Certification is true and correct in all respects.
Exhibit C-2

Exhibit D
Covenants
Until the Final Collection Date:
(a)    Compliance with Laws and Preservation of Corporate Existence. Each of the Seller and the Servicer will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Each of the Seller and the Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify would not reasonably be expected to have a Material Adverse Effect.
(b)    Books and Records. Each of the Seller and the Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Purchased Receivables (including, without limitation, records adequate to permit the immediate identification of each new Purchased Receivable and all Collections of and adjustments to each existing Purchased Receivable). Each of the Seller and the Servicer will (and will cause each Originator to) give the Administrative Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.
(c)    Sales, Liens. The Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Purchased Receivable or Related Security or any Collection Account (except in the case of any Collection Account, in favor of the Securitization Agent in accordance with the terms of the Intercreditor Agreement), or assign any right to receive income with respect thereto, and the Seller will defend the right, title and interest of the Buyers in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Seller, any Originator or the Securitization Agent.
(d)    Modifications to Contracts and Credit and Collection Policy. Neither the Seller nor the Servicer will, and will not permit any Originator to, make any change to the Credit and Collection Policy (other than any change expressly permitted by the Sale Agreement). Other than as permitted by Section 5(a) and only to the extent the Seller deposits the Deemed Collection to a Collection Account in accordance with the terms thereof, neither the Seller nor the Servicer will, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy. Other than as permitted by Section 5(a) and only to the extent the Seller deposits the Deemed Collection to a Collection Account in accordance with the terms thereof, neither the Seller nor the Servicer will take, or cause to be taken, any action that reduces the amount payable of any Purchased Receivable or materially impairs the full and timely collection thereof.
(e)    Audits. Each of the Seller and the Servicer will furnish to the Administrative Agent and each Buyer from time to time such information with respect to it and the Purchased Receivables as the Administrative Agent or any Buyer may reasonably request. Each of the Seller and the Servicer will, from time to time during regular business hours as requested by the Administrative Agent or any Buyer upon reasonable notice and at the sole cost of the Seller or the Servicer, as applicable, permit the Administrative Agent or such Buyer, or their agents or representatives (and shall cause each Originator to permit the Administrative Agent or such Buyer or their agents or representatives): (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Purchased Receivables and Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial
Exhibit D-1

condition or the Purchased Receivables and Related Security or any Person’s performance under any of the Transaction Documents or the Securitization Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of the Seller or the Servicer having knowledge of such matters (each of the foregoing examinations and visits, a “Review”); provided, however, that, so long as no Servicer Termination Event has occurred and is continuing, the Seller and Servicer shall only be responsible for the costs and expenses of one (1) Review requested by the Administrative Agent in any one calendar year; provided, further, that no Review (as defined in the Securitization Documents) shall constitute a Review under this clause (e) regardless of the identity of the Securitization Agent.
(f)    Reporting Requirements. The Seller and Servicer will provide to the Administrative Agent the following:
(i)    no later than the next occurring Reporting Date, written notice in reasonable detail, of any Adverse Claim or Dispute asserted or claim made against a Purchased Receivable;
(ii)    immediately (and in no event later than three (3) Business Days following knowledge or notice thereof), written notice in reasonable detail, of the occurrence of any Servicer Termination Event;
(iii)    as soon as possible and in any event within three (3) days after knowledge or notice of the occurrence thereof, written notice of any matter that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
(iv)    a fully updated Portfolio Report, certified in writing by a Portfolio Report Signatory, (x) on the Reporting Date with respect to each Settlement Date which Portfolio Report shall be prepared as of the close of business on the Business Day immediately preceding such Reporting Date, (y) no later than the second Business Day following the termination of the Acquisition Period which Portfolio Report shall be prepared as of the last day of the Acquisition Period and (z) at such other times (not to exceed one additional Portfolio Report per Settlement Period) as may be reasonably requested by the Administrative Agent or any Buyer following the occurrence of a Servicer Termination Event; and
(v)    to the extent any Buyer or Affiliate of a Buyer is not a Lender (as defined in the Credit and Security Agreement), all notices and other documents delivered to the Securitization Agent and the Co-Agents and Lenders (as defined in the Credit and Security Agreement) pursuant to the Securitization Documents simultaneously with delivery to the Securitization Agent and the Co-Agents and Lenders (as defined in the Credit and Security Agreement).
(g)    Further Assurances. The Seller will, at its expense, promptly execute and deliver all further instruments and documents, and take all further action that the Administrative Agent or any Buyer may reasonably request, from time to time, in order to perfect, protect or more fully evidence the full and complete ownership and security interest in the Purchased Receivables, or to enable the Administrative Agent or any Buyer to exercise or enforce the rights of the Administrative Agent (on behalf of the Buyers) or such Buyer hereunder or under or in connection with the Purchased Receivables.
(h)    Taxes. Each of the Seller and the Servicer will file all income and material tax returns and will pay any and all taxes shown on such tax returns, other than any taxes that the Seller or the Servicer is contesting in good faith and for which adequate reserves have been taken. The Seller will pay any and all taxes (excluding each Buyer’s net income taxes) relating to the transactions contemplated under this Agreement, including but not limited to the sale, transfer and assignment of each Purchased Receivable.
(i)    Compliance with Contracts and Credit and Collection Policy. Each of the Seller and the Servicer will (and will cause each Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Purchased Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.
Exhibit D-2

(j)    Not Adversely Affect the Buyers’ Rights. The Seller and Servicer will refrain from any act or omission which might, individually or in the aggregate, in any material way prejudice, diminish or limit the Buyers’ rights under or with respect to any of the Purchased Receivables and Related Security or this Agreement.
(k)    Maintenance of Records. The Seller and Servicer will maintain internal records sufficient for it to identify at all times the Eligible Receivables required to be sold hereunder on each Additional Purchase Date (and identify the Eligible Receivables so sold hereunder).
(l)    Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws. Each of the Seller and Servicer covenants and agrees that:
(i)    it shall immediately notify the Administrative Agent and each Buyer in writing upon the occurrence of a Reportable Compliance Event;
(ii)    if, at any time, any Purchased Receivable or Related Security becomes Embargoed Property, then, in addition to all other rights and remedies available to the Administrative Agent and each Buyer, upon request by the Administrative Agent or any Buyer, the Seller or the Servicer shall provide a substitute Purchased Receivable and Related Security acceptable to the Administrative Agent that is not Embargoed Property;
(iii)    it shall, and shall require each other Covered Entity to, conduct its business in compliance with all Anti-Corruption Laws and maintain policies and procedures reasonably designed to ensure compliance with such Applicable Laws;
(iv)    it and its Subsidiaries will not: (A) take any action that could reasonably be expected to result in it becoming a Sanctioned Person or allow any employees, officers, directors, affiliates, or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (B) directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction in violation of Anti-Terrorism Laws, including any use of the proceeds of the purchases hereunder to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction in violation of Anti-Terrorism Laws; (C) pay or repay of its obligations hereunder with Embargoed Property or funds derived from any unlawful activity; (D) permit any Purchased Receivable or Related Security to become Embargoed Property; or (E) cause the Administrative Agent or any Buyer to violate any Anti-Terrorism Law; and
(v)    it will not, and will not permit any its Subsidiaries to, directly or indirectly, use the Purchase Prices or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.
(m)    Administrative Agent’s and Buyers’ Reliance. The Seller acknowledges that the Administrative Agent and the Buyers are entering into the transactions contemplated by this Agreement in reliance upon the Seller’s identity as a legal entity that is separate from each Originator. Therefore, from and after the date of execution and delivery of this Agreement, the Seller shall take all reasonable steps, including, without limitation, all steps that the Administrative Agent or any Buyer may from time to time reasonably request, to maintain the Seller’s identity as a separate legal entity and to make it manifest to third parties that the Seller is an entity with assets and liabilities distinct from those of each Originator and any Affiliates thereof (other than the Seller) and not just a division of any Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Seller will:
(i)    maintain books, financial records and bank accounts in a manner so that it will not be difficult or costly to segregate, ascertain and otherwise identify the assets and liabilities of the Seller;
Exhibit D-3

(ii)    not commingle any of its assets, funds, liabilities or business functions with the assets, funds, liabilities or business functions of any other person or entity;
(iii)    observe all appropriate limited liability company procedures and formalities;
(iv)    pay its own liabilities, losses and expenses only out of its own funds;
(v)    maintain separate annual and quarterly financial statements prepared in accordance with generally accepted accounting principles, consistently applied, showing its assets and liabilities separate and distinct from those of any other person or entity;
(vi)    pay or bear the cost (or if such statements are consolidated, the pro-rata cost) of the preparation of its financial statements;
(vii)    not guarantee or become obligated for the debts or obligations of any other entity or person;
(viii)    not hold out its credit as being available to satisfy the debts or obligations of any other person or entity;
(ix)    hold itself out as an entity separate and distinct from any other person or entity (including its Affiliates);
(x)    correct any known misunderstanding regarding its separate identity;
(xi)    use separate stationery, invoices, checks and the like bearing its own name;
(xii)    compensate all consultants, independent contractors and agents from its own funds for services provided to it by such consultants, independent contractors and agents;
(xiii)    to the extent that the Seller and any of its Affiliates occupy any premises in the same location, allocate fairly, appropriately and nonarbitrarily any rent and overhead expenses among and between such entities with the result that the Seller bears its fair share of all such rent and expenses;
(xiv)    to the extent that the Seller and any of its Affiliates share the same officers, allocate fairly, appropriately and nonarbitrarily any salaries and expenses related to providing benefits to such officers between or among such entities, with the result that the Seller will bear its fair share of the salary and benefit costs associated with all such common or shared officers;
(xv)    to the extent that the Seller and any of its Affiliates jointly contract or do business with vendors or service providers or share overhead expenses, allocate fairly, appropriately and nonarbitrarily any costs and expenses incurred in so doing between or among such entities, with the result that the Seller bears its fair share of all such costs and expenses;
(xvi)    to the extent the Seller contracts or does business with vendors or service providers where the goods or services are wholly or partially for the benefit of its Affiliates, allocate fairly, appropriately and nonarbitrarily any costs incurred in so doing to the entity for whose benefit such goods or services are provided, with the result that the Seller bears its fair share of all such costs;
Exhibit D-4

(xvii)    not make any loans to any person or entity (other than such intercompany loans between the Seller and each Originator contemplated by the Securitization Documents) or buy or hold any indebtedness issued by any other person or entity (except for cash and investment-grade securities);
(xviii)    conduct its own business in its own name;
(xix)    hold all of its assets in its own name;
(xx)    maintain an arm’s-length relationship with its Affiliates and enter into transactions with Affiliates only on a commercially reasonable basis;
(xxi)    not pledge its assets for the benefit of any other Person;
(xxii)    not identify itself as a division or department of any other entity;
(xxiii)    maintain adequate capital in light of its contemplated business operations and in no event less than the Required Capital Amount (as defined in the Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained;
(xxiv)    conduct transactions between the Seller and third parties in the name of the Seller and as an entity separate and independent from each of its Affiliates;
(xxv)    cause representatives and agents of the Seller to hold themselves out to third parties as being representatives or agents, as the case may be, of the Seller;
(xxvi)    not enter into or be a party to, any transaction with its members or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are substantially similar to those which would be obtained in a comparable arm’s-length transaction with an unrelated third party;
(xxvii)    not acquire or assume the obligations or acquire the securities of its Affiliates or owners, including partners of its Affiliates; provided, however, that notwithstanding the foregoing, the Seller is authorized to engage in and consummate each of the transactions contemplated by each Transaction Document and the Seller is authorized to perform its obligations under each Transaction Document;
(xxviii)    maintain its limited liability company status in conformity with this Agreement, such that (A) it does not amend, restate, supplement or otherwise modify its Certificate of Formation or Limited Liability Company Agreement in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents or the Securitization Documents, including, without limitation, clause (m) of Exhibit D of this Agreement; and (B) its corporate charter requires that the Board of Directors of the Seller shall at all times include at least one “Independent Director” as such term is defined in the Credit and Security Agreement.
(xxix)    maintain its corporate separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary; and
Exhibit D-5

(xxx)    take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Hogan Lovells US LLP, as counsel for the Seller, issued as of the date hereof and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.
(n)    Securitization Eligibility. Each of the Seller and the Servicer covenants and agrees that it shall ensure that Receivables owing by Approved Account Debtors shall not constitute “Eligible Receivables” in accordance with the terms of the Securitization Documents.
(o)    Beneficial Ownership Rule. Promptly (but in any event no later than the next Reporting Date) following any change in the information included in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners or control parties identified in parts (c) or (d) of such certification, the Seller shall execute and deliver to the Administrative Agent an updated Beneficial Ownership Certification.
Promptly following any request therefor, the Seller shall deliver to the Administrative Agent all documentation and other information required by bank regulatory authorities requested by a Buyer for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Rule or other applicable anti-money laundering laws, rules and regulations.
Exhibit D-6

Exhibit E
Eligibility Criteria
(a)    Such Receivable has been originated by the Seller in the ordinary course of its business from the bona fide sale of goods or services to an Account Debtor, an invoice for such Receivable has been delivered to and accepted by such Account Debtor and revenue for such Receivable has been or may be recognized by the Seller under GAAP or IFRS, as applicable, and Applicable Law.
(b)    The related Account Debtor has been instructed to make payments on such Receivable only to a Collection Account.
(c)    The related Account Debtor (i) is an Approved Account Debtor, (ii) is a resident of the United States of America and has provided the Seller with a billing address in the United States of America, (iii) is neither a Governmental Authority nor a Sanctioned Person, (iv) is not (A) a material supplier to the Seller or its Affiliates or (B) an Affiliate of a material supplier to the Seller or its Affiliates, (v) is not an Affiliate of the Seller, the Servicer or the Performance Guarantor and (vi) is not a natural person.
(d)    Such Receivable and the related Contract is in full force and effect and is the valid and binding obligation of the related Account Debtor due on the applicable Due Date, enforceable in accordance with its terms, and constitutes the related Account Debtor’s legal, valid and binding obligation to pay the Seller the amount thereof, subject, as to enforcement of the related Account Debtor’s payment obligation, to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights and Insolvency Events.
(e)    Neither the Seller nor the related Account Debtor is delinquent or in default in the performance of any of the payment or other material provisions of the related Contract with respect to such Receivable and no Credit Default Certification has been delivered with respect to such Account Debtor. The Seller is in compliance in all material respects with the Contract relating to the Purchased Receivables and such Receivable satisfies all applicable requirements of the Credit and Collection Policy.
(f)    The Seller has delivered to the related Account Debtor all property or fully performed all services required to be so delivered or performed by the terms of the Contract and the payments due with respect to such Receivable are not contingent upon the Seller’s or any other Person’s fulfillment of any further act or obligation.
(g)    The Contract giving rise to such Receivable is governed by the law of one of the States of the United States.
(h)    As of the related Purchase Date, immediately prior to the sale hereunder, the Seller has good and marketable title to, and is the sole legal and beneficial owner of, such Receivable and Related Security free and clear of any Adverse Claim (except with respect to the Securitized Receivables and Related Securitized Assets, in favor of the Securitization Agent pursuant to the Securitization Documents), such Receivable is not subject to a Dispute, the amount owed under such Receivable is free of any amounts that would constitute Dilution not reflected in the Net Invoice Amount, and such Receivable has not been previously sold, assigned, pledged or otherwise transferred by the Seller to any other Person.
(i)    No effective financing statement or other instrument similar in effect covering any part of such Receivable is on file in any recording office (other than any financing statement naming the Securitization Agent as secured party).
(j)    Such Receivable (i) is denominated and payable only in Dollars in the United States, (ii) does not have an original term to maturity that exceeds sixty (60) days and (iii) is not payable in installments.
Exhibit E-1

(k)    The sale, pledge or assignment of such Receivable pursuant to this Agreement does not (i) violate or contravene any Applicable Law or the related Contract, (ii) require notice thereof to the related Account Debtor or any consent therefrom or (iii) require any notice thereof or any consent from any Governmental Authority that has not been obtained.
(l)    Such Receivable is an “account” or “payment intangible” within the meaning of Article 9 of the UCC of all applicable jurisdictions and is not evidenced by instruments or chattel paper.
(m)    Such Receivable, together with the related Contract, does not contravene any Applicable Law (including laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).
(n)    Such Receivable, together with the Contract related thereto, has not been modified, waived or restructured since its creation except in accordance with the Credit and Collection Policy.
(o)    Such Receivable is not a Receivable which arose as a result of the sale of consigned goods or finished goods that have incorporated any consigned goods into such finished goods or a sale in which the Seller or Servicer acted as a bailee, consignee or agent of any other Person or otherwise not as principal or otherwise in respect of deferred or unearned revenues.
(p)    Such Receivable does not constitute a re-billed amount arising from a deduction taken by the related Account Debtor with respect to a previously arising Receivable.
(q)    As of the related Purchase Date, no Insolvency Event has occurred with respect to the related Account Debtor
(r)    The sale of such Receivable and Related Security to the Buyers hereunder constitutes the absolute and irrevocable sale and transfer of all right, title and interest of the Seller in such Receivable and Related Security to the Buyers and no further action, including any filing or recording of any document or any notice to, license from or approval from any Governmental Authority is necessary in order to establish the ownership interest of the Buyers effected by such sale or to permit the Administrative Agent (for the benefit of the Buyers) to service, enforce or otherwise collect such Receivable from the related Account Debtor.
Exhibit E-2

Exhibit F
Servicer Termination Events
Each of the following shall constitute a “Servicer Termination Event” for purposes of this Agreement:
(a)    Any of the representations and warranties made by the Seller or Servicer in this Agreement or any Portfolio Report (including with respect to the Proposed Receivables), or by the Performance Guarantor in any Performance Guaranty, shall fail to be true, accurate and correct in all material respects as of the date made or, in the case of any representation or warranty which speaks as to a particular date or period, as of that particular date or period, or the information in any Portfolio Report taken as a whole proves to be incorrect in any material respect.
(b)    An amount due for payment by the Seller or Servicer to the Administrative Agent or any Buyer pursuant to this Agreement or any other Transaction Document (including interest on any overdue amount as provided for in Section 8 hereof) or by the Performance Guarantor pursuant to any Performance Guaranty shall remain outstanding for more than two (2) Business Days from the due date therefor.
(c)    The Seller or Servicer shall fail to be in compliance with any of its covenants and other obligations under this Agreement or any other Transaction Document to which each such Person is a party (other than any such failure which would constitute a Servicer Termination Event under any other clause or sub-clause of this Exhibit F) and such failure shall remain unremedied for 15 days after the earlier of (i) an Executive Officer of any of the Seller or Servicer obtaining knowledge thereof, or (ii) written notice thereof shall have been given to the Seller or Servicer by the Administrative Agent.
(d)    The Performance Guarantor shall fail to be in compliance in all material respects with any of its obligations under any Performance Guaranty.
(e)    The Seller shall fail to be in compliance in all material respects with any of its obligations under the Intercreditor Agreement.
(f)    An Insolvency Event shall have occurred with respect to the Seller, Servicer or Performance Guarantor.
(g)    There shall have occurred any event that materially adversely impairs, in the reasonable discretion of the Administrative Agent, the collectability of the Purchased Receivables generally or any material portion thereof.
(h)    This Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Buyers with respect to the Purchased Receivables and Related Security, free and clear of any Adverse Claim (except with respect to the Collection Accounts, in favor of the Securitization Agent pursuant to the Securitization Documents).
(i)    Any event shall occur which has, or would be reasonably expected to have, a Material Adverse Effect.
(j)    A Change of Control shall have occurred.
(k)    Any “Event of Default” or similar event shall occur under the Securitization Documents (whether or not waived under and in accordance with the Securitization Documents).
(l)    Any Transaction Document shall, in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any party thereto other than the Administrative Agent or any Buyer or any such party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of such Transaction Document.
Exhibit F-1